Exhibit 2.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and between
CHEMSTAR CORP.,
(a Florida corporation)
PURICORE, INC.
(a Delaware corporation)
and
PURICORE PLC
(a public limited company incorporated under the laws of England and Wales)

September 19, 2016

Page

1.	DEFINITIONS		2
2	SALE AND PURCHASE		12
	2.1	Purchase and Sale of the Purchased Assets; License Rights; Transitional Services	12
	2.2	Excluded Assets	13
	2.3	Assumed Liabilities	14
	2.4	Excluded Liabilities	14
	2.5	Delivery of Funds at the Closing	14
	2.6	Allocation	14
	2.7	Consent of Third Parties	15
	2.8	Working Capital Adjustment	16
	2.9	Property, Sales and Use Taxes	18
3.	CLOSING		20
	3.1	Closing	20
	3.2	Seller Deliveries	20
	3.3	Buyer Deliveries	21
4.	REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT		21
	4.1	Corporate Status	21
	4.2	Authorization	22
	4.3	Consents and Approvals	22
	4.4	Assets and Properties	22
	4.5	Financial Statements; Undisclosed Liabilities	23
	4.6	Taxes	23
	4.7	Real Property	24
	4.8	Absence of Certain Changes or Events	24
	4.9	Litigation	24
	4.10	Compliance with Law; Governmental Permits	25
	4.11	Material Contracts	26
	4.12	Intellectual Property Matters	27
	4.13	Insurance	28

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
-i-

(continued)
Page

	4.14	Employees	28
	4.15	Employee Benefits	29
	4.16	Customers and Suppliers	29
	4.17	Environmental and FDCA Matters	30
	4.18	Finder’s Fees	31
	4.19	Accounts Receivable	31
	4.20	Inventory	31
	4.21	Certain Payments	31
	4.22	Product Warranties; Product Liability; Recalls	31
	4.23	Arrangements with Related Parties	32
	4.24	Disclaimer of Warranties	32
5.	REPRESENTATIONS AND WARRANTIES OF BUYER		33
	5.1	Organizational Status	33
	5.2	Authorization	33
	5.3	Consents and Approvals	33
	5.4	Finder’s Fees	33
	5.5	Litigation and Claims	33
	5.6	Sufficient Funds	33
6.	COVENANTS OF SELLER AND PARENT		34
	6.1	Compliance with AIM Rules	34
	6.2	Seller Transitional Services	35
7.	COVENANTS OF BUYER		35
	7.1	Certain Taxes	35
	7.2	Financing	35
	7.3	Investigation and Evaluation	35
8.	ADDITIONAL COVENANTS		35
	8.1	Certain Covenants	35
	8.2	Employees	37
	8.3	Public Announcements	38
	8.4	Cooperation on Tax Matters	38

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
-ii-

(continued)
Page

	8.5	Expenses	38
	8.6	Bulk Sales Laws	38
	8.7	Restrictive Covenants	38
	8.8	Use of Name	42
	8.9	Wrong Pockets	43
	8.10	Access	43
	8.11	No Negotiations	44
	8.12	[*]	44
	8.13	Transfer of Purchased Assets	44
	8.14	[*]	45
9.	CONDITIONS TO CLOSING		45
	9.1	Conditions to Each Party’s Obligations to Effect the Closing	45
	9.2	Conditions to Obligations of Buyer to Effect the Closing	46
	9.3	Conditions to Obligations of Seller to Effect the Closing	46
10.	INDEMNIFICATION		47
	10.1	Compliance with AIM Rules	47
	10.2	Seller Transitional Services	48
	10.3	By Buyer	48
	10.4	Materiality Disregarded	48
	10.5	Limitations on Liability	48
	10.6	Investigation and Evaluation	50
	10.7	Certain Covenants	50
	10.8	Employees	51
11.	GENERAL MATTERS		51
	11.1	Termination	51
	11.2	Contents of Agreement	53
	11.3	Amendment, Parties in Interest, Assignment, Miscellaneous	53
	11.4	Further Assurances	54
	11.5	Interpretation	54
	11.6	Counterparts	54

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
-iii-

(continued)
Page

11.7	Negotiated Agreement	55
11.8	Remedies	55
11.9	Notices	55
11.10	Attorneys’ Fees	56
11.11	Specific Performance	56
11.12	Governing Law	57
11.13	Consent to Jurisdiction	57

Exhibits

Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Form of Intellectual Property License Agreement
Exhibit C	Form of Trademark License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Sample Calculation of Working Capital Adjustments
Exhibit F	Deposit Agreement
Exhibit G	Debt Agreement
Exhibit H	Form of Intellectual Property Assignment
Exhibit I	Form of UK Counsel Letter

Disclosure Schedule

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
-iv-

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT is made as of September 19, 2016 by and between PuriCore, Inc., a Delaware corporation (“Seller”), Chemstar Corp., a Florida corporation (“Buyer,” and together with Seller, the “Parties”), and, solely for purposes of Sections 4, 6.1, 8.7, 8.8, 8.11, 10 and 11 hereof, PuriCore plc, a public limited company incorporated under the laws of England and Wales and the parent entity and sole stockholder of Seller (“Parent”).
BACKGROUND
WHEREAS, Seller, through its Sterilox Fresh division, is engaged in the business of (i) the development, marketing, promotion, manufacture, sale and distribution of proprietary, concentrated floral preservative and proprietary produce wash delivered as a concentrate form or through on-site generation devices, (ii) the sale or lease of such on-site generation devices, (iii) the provision of other devices, articles or tools used to apply or deliver such concentrate forms and (iv) the sale of related warranty contracts and repair and maintenance service, in each case in the supermarket retail, food service and specialty fresh fruit arrangements sectors (collectively, the “Business”);
WHEREAS, it is currently contemplated that [*] (the Business and all such activities described in the immediately preceding items (i) through (iii) are, collectively, the “Contemplated Business”);
WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Seller, and Seller desires to sell, transfer, and convey the Purchased Assets and transfer the Assumed Liabilities to Buyer, each in accordance with the terms of this Agreement;
WHEREAS, Seller wishes to license certain intellectual property and trademark assets of or relating to the Contemplated Business to the Buyer, and the Buyer wishes to obtain a license for such assets, all on the terms and conditions of this Agreement;
WHEREAS, Buyer wishes for Seller to provide certain services during a transition period after the Closing at agreed upon fees, in accordance with the terms and conditions contained in the transition services agreement contemplated by this Agreement and
WHEREAS, prior to or simultaneously with the execution of this Agreement, Buyer shall deposit the Deposit Amount (as defined below) with the Depository Bank (as defined below), in accordance with the terms of the Deposit Agreement (as defined below).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.	Definitions.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.

Certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).
“Accounts Receivable” means any trade accounts receivable or operating lease receivable and other rights to payment from customers of the Business.
“Acquisition Proposal” is defined in Section 8.11.
“Affiliates” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person, provided, that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” means this Asset Purchase Agreement, including the Disclosure Schedule and other schedules and exhibits hereto.
“AIM Rules” means the AIM Rules for Companies published by The London Stock Exchange plc from time to time.
“Allocation” is defined in Section 2.6.
“Announcement” means the announcement of the proposed transactions contemplated by this Agreement, to be made to a Regulatory Information Service pursuant to Rule 15 of the AIM Rules.
“Applicable Survival Period” is defined in Section 10.1(d).
“Apportioned Obligations” is defined in Section 2.9(a).

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
2.

“Acquisition Proposal” is defined in Section 8.11.
“Additional Equity Commitment Funds” is defined in Section 5.6.
“Arbitrator” is defined in Section 2.8(b)(iv).
“Assigned Contracts” is defined in Section 2.1(a)(iv).
“Assumed Liabilities” is defined in Section 2.3.
“Balance Sheet” is defined in Section 4.5(a).
“Balance Sheet Date” is defined in Section 4.5(a).
“Base Purchase Price” means $13,500,000.
“Bill of Sale, Assignment and Assumption Agreement” means the instrument by which Seller, at the Closing, sells, assigns, transfers, conveys and delivers to Buyer the Purchased Assets, and Buyer, at the Closing, assumes and agrees to pay, discharge or perform when due the Assumed Liabilities, substantially in the form of Exhibit A.
“Business” is defined in the recitals.
“Business Day” means any day other than a Saturday, Sunday, or a day on which the banking institutions of New York, New York are authorized or obligated by Law to close.
“Business Employees” is defined in Section 4.14(a).
“Buyer” is defined above in the preamble.
“[*] Agreements” means, collectively, that certain Supply Agreement dated as of July __, 2014, by and between Seller and [*], and the related (Trade Mark Licence) Deed dated June 30, 2014, by and between Puricore International Limited, and related (IP Licence) Deed dated June 30, 2014, by and between Puricore International Limited.
“Carve Out Method” is defined in Section 4.5(a).
“Charter Documents” means, with respect to any entity, the certificate of incorporation, the certificate of formation, the articles of incorporation, memorandum of association, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
“Circular” means the document to be sent to shareholders of Parent pursuant to Rule 15 of the AIM Rules, together with notice of the General Meeting and the relevant form of proxy.
“Closing” is defined in Section 3.1.
“Closing Date” is defined in Section 3.1.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
3.

“Closing Working Capital” means the Current Assets of the Business less the Current Liabilities of the Business as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain confidentiality agreement between Seller and Buyer dated April 21, 2016.
“Contemplated Business” is defined in the recitals.
“Contract” means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice, or authorization that is binding on any Person or its property under any applicable Law.
“Court Order” means any judgment, decree, injunction, order, or ruling of any Governmental Body that is binding on any Person or its property under applicable Law.
“Current Assets” means the consolidated current assets of the Business (including Accounts Receivable, less adequate reserves for collectability consistent with past practice, and Inventory, but excluding deferred Tax assets, cash, and cash equivalents), calculated in accordance with GAAP; provided, however, that notwithstanding anything to the contrary, “Current Assets” shall not include any Excluded Asset.
“Current Liabilities” means the consolidated current liabilities and accrued expenses (including Tax Liabilities (whether or not accrued or paid as a result of the transactions contemplated by this Agreement) other than deferred Tax Liabilities) of the Business, calculated in accordance with GAAP; provided, however, that notwithstanding anything to the contrary, “Current Liabilities” shall not include any Excluded Liabilities.
“Debt Agreement” shall mean that certain Credit and Security Agreement dated as of the date hereof, by and between Buyer and [*], pursuant to which, and subject to the terms and conditions thereof, [*] has committed to lend the amounts set forth therein to Buyer (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth therein.
“Deposit Agreement” shall mean the deposit agreement entered into among Buyer, Seller and the Depository Bank, attached as Exhibit F.
“Deposit Amount” shall mean [*].
“Depository Bank” shall mean [*].
“Disclosure Schedule” means any of the schedules attached hereto containing information relating to Seller, exceptions to the representations and warranties set forth in Section 4 and information relating to other provisions hereof The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any matters disclosed in any other section of the Disclosure Schedules shall

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
4.

qualify other representations and warranties set forth in Section 4 to the extent that the relevance of such matter, fact, or item is reasonably apparent on the face thereof.
“Disputed Amounts” is defined in Section 2.8(b).
“Dispute Notice” is defined in Section 10.7(a).
“DOL” is defined in Section 4.10(a).
“Employee Benefit Plan” shall mean each “employee benefit plan” (as defined by Section 3(3) of ERISA (whether or not subject to ERISA)), and any other bonus, incentive compensation, deferred compensation, stock option or other equity-based compensation, stock purchase, fringe benefit, post-retirement, scholarship, sick leave, vacation, individual employment or consulting, severance, retention, change of control, termination or other compensation or benefit plan, program, agreement, policy or arrangement, that is currently in effect or that has been approved for the benefit of Business Employees or with respect to which Seller has any obligation or liability (whether fixed or contingent) on behalf of any Business Employee or a dependent or beneficiary of any Business Employee.
“Encumbrances” mean any lien, mortgage, security interest, pledge, restriction on transferability, or other claim, charge, or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.
“Environmental Law” means all applicable Laws as enacted and in effect on or prior to the Closing Date concerning (a) Releases or threatened Releases of Hazardous Substances, (b) the sale, distribution, generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (c) pollution or protection of human health (as affected or potentially affected by exposure to Hazardous Substances), the environment or natural resources.
“EPA” is defined in the recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Balance Sheet” is defined in Section 2.8(a).
“Estimated Closing Working Capital” is defined in Section 2.8(a).
“Estimated Purchase Price Adjustment” is defined in Section 2.8(a).
“Excluded Assets” is defined in Section 2.2.
“Excluded Business Assets” is defined in Section 2.2.
“Excluded Liabilities” is defined in Section 2.4.
“[*]” means [*].

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
5.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et. seq., as amended, and the regulations adopted by the United States Food and Drug Administration (“FDA”) to implement the FDCA.
[*]
“Final Closing Balance Sheet” is defined in Section 2.8(c).
“Final Purchase Price” is defined in Section 2.8(c).
“Final Purchase Price Adjustment” is defined in Section 2.8(c).
“Financial Statements” is defined in Section 4.5(a).
“Fundamental Representations” is defined in Section 10.1(b).
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“General Meeting” means the general meeting of Parent’s shareholders convened to consider the Resolution.
“Governmental Body” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any nongovernmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Governmental Permits” means any permits, licenses, registrations, certificates of occupancy, approvals, or other authorizations of any Governmental Body.
“Hazardous Substances” means (a) those substances or materials defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, [*], and their state and local counterparts, as each may be amended from time to time prior to the Closing Date, and all regulations issued thereunder prior to the Closing Date, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) lead, polychlorinated biphenyls, asbestos and radon, (e) any other pollutant or contaminant as defined or regulated under applicable Environmental Laws, and (1) any substance, material or waste regulated as hazardous by any Governmental Body pursuant to any applicable Environmental Law.
“Indemnified Buyer Party” is defined in Section 10.2.
“Indemnified Seller Party” is defined in Section 10.3.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
6.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Identified Obligations” is defined in Section 5.6.
“Initial Purchase Price” means the Base Purchase Price plus or minus, as applicable, the Estimated Purchase Price Adjustment, as determined in accordance with Section 2.8(a).
“Intellectual Property” means all intellectual property and industrial property rights of every kind and description arising under the laws of any jurisdiction throughout the world, including the following: (i) patents, patent applications and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade dress, corporate and brand names, trade names, logos, slogans, Internet domain names, design rights, and all other designations of source or origin, together with all goodwill associated with each of the foregoing (“Trademarks”); (iii) copyrights, copyrightable works and works of authorship, including Software (“Copyrights”); (iv) trade secrets in confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, methodologies, research and development information, product roadmaps and customer lists, but excluding any Copyrights or Patents that cover or protect any of the foregoing; and (v) all registrations and applications for any of the foregoing.
“Intellectual Property Assignment” means the instrument by which Seller, at the Closing, assigns, transfers, conveys and delivers to Buyer certain of the Seller-Owned Intellectual Property included in the Purchased Assets as set forth therein, substantially in the form of Exhibit H.
“Intellectual Property License Agreement” shall mean the intellectual property license agreement to be entered into by and between Seller, as licensor, and Buyer, as licensee at Closing, substantially in the form of Exhibit B.
“Interim Period” is defined in Section 8.14.
“Inventory” means all inventory, raw materials, work-in-process, finished goods, supplies, spare parts and other inventories Related to the Business.
“IRS” means the U.S. Internal Revenue Service.
“knowledge of Buyer” means the knowledge of [*].
“Law” means any law, common law, rule, regulations, judgment, injunction, order, decree or other restriction of any court or Governmental Body.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
7.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, claims, or proceedings by or before any Governmental Body.
“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty, or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“License Agreements” means, collectively, the Intellectual Property License Agreement and the Trademark License Agreement.
“Litigation” means any lawsuit, action, arbitration, administrative proceeding, quasi-administrative proceeding, criminal prosecution, or Governmental Body’s notice of violation or penalty, investigation or inquiry, whether formal or informal.
“Losses” is defined in Section 10.2.
“Material Contract” is defined in Section 4.11(a).
“Material Adverse Effect” means any change, event, circumstance, state of facts, occurrence or effect that (a) is or would reasonably be expected to be materially adverse to the continued operation of the Business in its ordinary course consistent with past practice, or to the financial condition, assets, liabilities, properties or results of operations of the Business, or (b) is or would reasonably be expected to be materially adverse to Seller’s ability to consummate the transactions contemplated by this Agreement or the Transaction Documents; provided, however, that the following shall not constitute, or be taken into account in determining whether there has been or would be, a “Material Adverse Effect”: (i) any change in any Law, accounting standards or regulatory policy after the date hereof; (ii) the effect of any change that generally affects any industry in which the Business operates; (iii) any change in interest rates or general economic conditions; (iv) entry into or announcement of this Agreement or any action required under this Agreement; or (v) any national or international political event or occurrence, including acts of war or terrorism; provided further that in the case of clauses (i) - (iii) and (v), such change, event, circumstance, state of facts, occurrence or effect does not have a disproportionate effect on the Business, as compared to other Persons engaged in the industries and locations in which the Business operates.
“Notice of Objection” is defined in Section 2.8(b).
“Notice of Satisfaction” is defined in Section 5.6.
“OSHA” is defined in Section 4.10(a).
“Parent” is defined above in the preamble.
“Parties” is defined above in the preamble.
“Per Claim Threshold” is defined in Section 10.5(a).

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
8.

“Permitted Encumbrances” means (a) Encumbrances for current real or personal property Taxes not yet due and payable up to the amount of reserves therefor that are included in the calculation of the Final Closing Balance Sheet and the determination of Closing Working Capital, (b) workers’, carriers’ and mechanics’ or other like Encumbrances incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use of the affected properly, and (c) those Encumbrances set forth on Section 1.1 of the Disclosure Schedule.
“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association, or any other legal entity of whatever nature.
[*]
“Pre-Closing Tax Period” is any tax period (or portion thereof) ending on or before the Closing Date.
“Preliminary Closing Balance Sheet” is defined in Section 2.8(b)(1).
“Property Taxes” is defined in Section 2.9(a).
“Purchased Assets” is defined in Section 2.1.
“Purchase Price Adjustment” means the amount, as determined in accordance with Section 2.8(b) (which may be expressed as a negative number), equal to the Closing Working Capital, less the Target Closing Working Capital; provided, however, that, notwithstanding anything herein to the contrary, if the Closing Working Capital is greater than or less than the Target Closing Working Capital, in each case, by an amount less than [*], then the Purchase Price Adjustment shall be deemed to equal $0 for purposes of this Agreement; and provided further, that if the Closing Working Capital is greater than or less than the Target Closing Working Capital, in each case, by

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
9.

an amount greater than [*], then the Purchase Price Adjustment shall be deemed to equal only the amount in excess of [*] for purposes of this Agreement.
“PuriCore Marks” is defined in Section 8.8.
“Real Estate Leases” is defined in Section 4.7.
“Real Property” is defined in Section 4.7.
“Registered Intellectual Property” is defined in Section 4.12(a).
“Related Party” with respect to any specified Person, means (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate, (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, or (iii) any immediate family member of a Person described in clause (ii), or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 25% of the outstanding voting interests of such specified Person.
“Related to the Business” or “Relating to the Business” means used or held for use primarily in, or relating primarily to, the business, operations or conduct of the Business consistent with past practice.
“Related to the Contemplated Business” or “Relating to the Contemplated Business” means used or held for use primarily in, or relating primarily to, (i) the business, operations or conduct of the Business consistent with past practice or (ii) the development, planning and preparation for the contemplated business, operations or conduct of the Contemplated Business as currently contemplated by Seller.
“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601(22)).
“Resolution” means the ordinary resolution of the shareholders of Parent set forth in the notice of General Meeting contained in the Circular to obtain approval of those shareholders to the transactions contemplated by this Agreement pursuant to Rule 15 of the AIM Rules.
“Sales and Use Taxes” is defined in Section 2.9(a).
“Seller” is defined in the preamble.
“Seller Intellectual Property” means all Seller-Owned Intellectual Property together with any Intellectual Property of a third party that is licensed to Seller and Related to the Contemplated Business as of the Closing Date.
“Seller’s knowledge,” “knowledge of Seller,” or phrases of similar import mean the actual knowledge of those individuals set forth on Section 1.2 of the Disclosure Schedule, after reasonable inquiry.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
10.

“Seller-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Seller and Related to the Contemplated Business as of the Closing Date.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Target Closing Working Capital” means an amount equal to [*].
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” mean all taxes, duties, charges, fees, levies, or other assessments imposed by any Governmental Body including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated, and franchise taxes (including any interest, penalties, or additions attributable to or imposed on or with respect to any such assessment).
“Termination Date” is defined in Section 11.1(a)(ii)(A).
“Third-Party Claim” is defined in Section 10.7(a).
“Threshold Amount” is defined in Section 10.5(b).
“Trademark License Agreement” shall mean the trademark license agreement to be entered into by and between Buyer, as licensor, and Seller, as licensee, at Closing, substantially in the form of Exhibit C.
“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Intellectual Property Assignment, the License Agreements and the Transition Services Agreement.
“Transferred Employees” is defined in Section 8.2.
“Transitional Services” is defined in Section 6.2.
“Transition Services Agreement” means a transition services agreement entered into by and between the Parties at the Closing substantially in the form of Exhibit D.
“U.S.” means the United States of America.
“USDA” is defined in Section 4.10(a).

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
11.

2.	Sale and Purchase.
2.1    Purchase and Sale of the Purchased Assets; License Rights; Transitional Services.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all Seller’s right, title and interest in and to all of the following assets, properties and rights, to the extent Related to the Contemplated Business (except where noted below that a certain item is Related to the Business, in which case such asset, property or right shall only transfer to the extent Related to the Business), but excluding the Excluded Assets (collectively, the “Purchased Assets”):
(i)    all Accounts Receivable Related to the Business;
(ii)    all Inventory, and all inventory, raw materials, work-in-process and finished goods, if any, Related to the Contemplated Business;
(iii)    all machinery, materials, equipment, parts, tooling, tools, molds, and all other items of tangible personal property, in each case Related to the Contemplated Business, including those items listed in Section 2.1(a)(iii) of the Disclosure Schedule;
(iv)    all agreements, Contracts, licenses, leases, commitments, arrangements or understandings, written or oral, including any sales order or purchase orders, of Seller Related to the Contemplated Business (“Assigned Contracts”), including those items listed in Section 2.1(a)(iv) of the Disclosure Schedule;
(v)    all warranty and shipping records, supplier lists, customer lists, product specifications, product formulations, drawings, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers, records related to Transferred Employees and other documents, records and files Relating to the Contemplated Business, including [*] (except for that Seller-Owned Intellectual Property that will be retained by Seller and licensed to Buyer as contemplated by the Intellectual Property License Agreement and any Excluded Asset);
(vi)    all Seller-Owned Intellectual Property (except for that Seller-Owned Intellectual Property that will be retained by Seller and licensed to Buyer as contemplated by the Intellectual Property License Agreement and any Excluded Asset), including those items listed in Section 2.1(a)(vi) of the Disclosure Schedule;
(vii)    all of Seller’s rights under all confidentiality agreements, restrictive covenants and other obligations of any employees of Seller, including those items listed in Section 2.1(a)(vii) of the Disclosure Schedule, solely to the extent such rights relate to the Contemplated Business and are assignable;
(viii)    all goodwill associated with the Business;

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(ix)    all Governmental Permits and applications for Governmental Permits Related to the Contemplated Business, other than establishment registrations for the Real Property, listed in Section 2.1(a)(ix) of the Disclosure Schedule, to the extent assignable pursuant to applicable Law;
(x)    [*]; and
(xi)    all of Seller’s claims, security and other deposits, refunds, prepaid expenses, causes of action, choses in action, lights of recovery, warranty rights, rights of set off, rebates, guarantees, indemnities and similar rights relating to the Purchased Assets or the Assumed Liabilities, including those items listed on Section 2.1(a)(xi) of the Disclosure Schedule, but excluding those related to or arising out of Excluded Assets.
(b)    At the Closing, Seller shall execute and deliver the License Agreements, which such agreements will (i) grant to Buyer a perpetual, fully-paid, royalty free license to certain technology and related Intellectual Property necessary to make, use, market, promote and sell the products produced by the Contemplated Business and (ii) grant to Seller a license for use of the STERILOX trademark in the United States in connection with certain specified fields, in each case, as further described in the License Agreements.
(c)    At the Closing, Seller shall execute and deliver the Transition Services Agreement, pursuant to which Seller will perform certain services on behalf of Buyer following the Closing for the applicable term set forth therein.
2.2    Excluded Assets. The Purchased Assets do not include, and Seller is not selling, assigning, transferring, conveying or delivering, and Buyer is not purchasing, acquiring or accepting from Seller, any assets, properties or rights other than the Purchased Assets specifically referred to in Section 2.1 (all such other assets are, collectively, the “Excluded Assets”), including the following: (a) the corporate seals, Charter Documents, minute books, stock books and books of account or other records having to do with the corporate organization of Seller; (b) returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes for Pre-Closing Tax Periods or other Taxes not Relating to the Contemplated Business; (c) the rights which accrue or will accrue to Seller under this Agreement; (d) all cash, cash equivalents and bank accounts of Seller; (e) Seller’s insurance policies and any claims, credits or rights of recovery and set-off with respect thereto under such policies; (f) the Intellectual Property identified on Section 2.2(f) of the Disclosure Schedule (some of which will be licensed to Buyer as contemplated by the Intellectual Property License Agreement); (g) any interest in the Real Estate Leases; (h) all of Seller’s rights under all confidentiality agreements, restrictive covenants and other obligations of any employees of Seller, including those items listed on Section 2.1(a)(vii) of the Disclosure Schedule, except to the extent such rights relate to the Contemplated Business or are not assignable; (i) the [*] Agreements, and (j) the assets set forth in Section 2.2(j) of the Disclosure Schedule, which are used or held for use in the Business but are not included in the Purchased Assets and are not included in clauses (a) through (i) of this Section 2.2 (such assets listed on Section 2.2(j) of the Disclosure Schedule are the “Excluded Business Assets”).

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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2.3    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing Buyer shall assume and agree to pay, discharge or perform when due, as appropriate, only the following Liabilities: (a) all executory Liabilities of Seller under the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not arise from or in connection with a breach of the terms of the applicable Assigned Contract by Seller on or prior to the Closing Date; (b) accrued expenses, accounts payable and deferred revenue obligations as of the Closing Date to the extent reflected on the Balance Sheet or accrued since the Balance Sheet Date in the ordinary course of business; and (c) all warranty claims arising after the Closing that relate to the pre-Closing period up to the amount of the reserve therefor reflected on the Balance Sheet or accrued since the Balance Sheet Date in the ordinary course of business (such assumed Liabilities, the “Assumed Liabilities”). For the avoidance of doubt, Buyer shall be liable for all Liabilities arising from the operation of the Business or the ownership of the Purchased Assets first arising during any period after the Closing and that are, except as included in the Assumed Liabilities, not incurred as a result of or in connection with any action, omission, obligation or liability of Seller or its Affiliates occurring or existing prior to the Closing; provided, however, that notwithstanding anything to the contrary, the foregoing shall in no way limit the rights of Buyer to enforce obligations of the Seller and pursue remedies against the Seller under the Transition Services Agreement in accordance with the terms of the Transition Services Agreement in the event of a breach or default by the Seller of the terms of the Transition Services Agreement.
2.4    Excluded Liabilities. Buyer shall not assume any Liabilities of Seller (such unassumed Liabilities, the “Excluded Liabilities”) other than the Assumed Liabilities. For the avoidance of doubt, the Excluded Liabilities shall include (a) all income Taxes of Seller; (b) subject to Section 2.9, all other Taxes with respect to the Business for any Pre-Closing Tax Period except Sales and Use Taxes reflected on the Balance Sheet or accrued since the Balance Sheet Date in the ordinary course of business; (c) all Liabilities under any Employee Benefit Plan or any other employee benefit plan, program, agreement, policy or arrangement of Seller or any of its Affiliates; (d) all Liabilities under any of the [*] Agreements; and (e) all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.
2.5    Delivery of Funds at the Closing.
(a)    At the Closing, Buyer shall pay, or cause to be paid, to Seller the Initial Purchase Price (less the amount of the Deposit Amount released to Seller by the Depository Bank), such payment to be made by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer at least two Business Days prior to the Closing.
(b)    At the Closing, Buyer shall direct the Depository Bank to release the Deposit Amount to Seller in accordance with the terms of the Deposit Agreement, such payment to be made by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer at least two Business Days prior to the Closing.
2.6    Allocation. Seller and Buyer agree that the Final Purchase Price (including any Assumed Liabilities that are treated as consideration for the Purchased Assets for federal income tax purposes), as adjusted hereunder, and all other amounts constituting consideration within the

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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meaning of Section 1060 of the Code, shall be allocated among the Purchased Assets in the manner as set forth on Section 2.6 of the Disclosure Schedule, which schedule has been prepared in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”). Seller and Buyer agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation and the filing of all Tax Returns (including filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver a draft of its IRS Form 8594, completed in a manner consistent with the Allocation, to Seller. Seller shall have fifteen (15) days thereafter to review and raise any objections with respect to such form_ If Seller raises any such objections, the parties shall, for the thirty (30) days thereafter, exercise good faith efforts to resolve those objections.
2.7    Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.7, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Body), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Section 9, the Closing shall occur notwithstanding the foregoing without any adjustment to the purchase price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain within ninety (90) days any such consent, authorization, approval or waiver, or any release, substitution or amendment, required to (i) transfer and assign all rights of Seller under the Purchased Assets to Buyer, and (ii) novate all Assumed Liabilities under any and Material Contracts included in the Purchased Assets or other liabilities that constitute Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Assumed Liabilities from and after the Closing Date; provided, however, that in either such case, neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer, provided that Seller shall reimburse Buyer for fifty percent (50%) thereof within five (5) Business Days of receipt of written notice thereof from Buyer.
Until such time as any consent, authorization, approval or waiver described in the immediately preceding paragraph has been obtained, Seller will use its commercially reasonable efforts to (i) provide Buyer with all of the benefits and burdens of the applicable Purchased Asset

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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or portion of the applicable Purchased Asset, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to Buyer, including accepting direction as Buyer shall reasonably request of Seller, (iii) keep Buyer reasonably and fully informed in a timely manner as to all developments regarding such consents, authorizations, approvals or waivers and Purchased Assets, including by providing Buyer with copies of all material correspondence, drafts and other material communications regarding same and (iv) enforce, at the request of Buyer, any rights of Seller arising from any such Purchased Asset. With respect to Purchased Assets that cannot be assigned and with respect to which Seller cannot obtain such consent, authorization, approval or waiver, Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller effective as of the Closing, to the extent constituting Assumed Liabilities.
2.8    Working Capital Adjustment.
(a)    Estimated Closing Balance Sheet; Preliminary Working Capital Adjustment.
(i)    On a date not less than two (2) Business Days nor more than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a preliminary, unaudited balance sheet of the Business containing only Purchased Assets and Assumed Liabilities estimated as of the end of the day immediately prior to the Closing Date (such balance sheet, the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet shall be prepared from the books and records of Seller and the Business in accordance with GAAP as to the underlying transactions and consistent with the Carve Out Method as described in Section 4.5, and shall reflect only Inventory that is Saleable. The Estimated Closing Balance Sheet shall reflect Seller’s reasonable good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), which shall be calculated consistent with the methodology set forth in the sample calculation of Closing Net Working Capital set forth in Exhibit E, which sample calculation is prepared for illustration purposes only, assuming a Closing Date of July 31, 2016.
(ii)    Subject to the last sentence of this Section 2.8(a)(ii), the Initial Purchase Price shall be adjusted, on a dollar-for-dollar basis, by the extent to which the Estimated Closing Working Capital as reflected on the Estimated Closing Balance Sheet exceeds or falls short of the Target Closing Working Capital (the “Estimated Purchase Price Adjustment”). The absolute value of the Estimated Purchase Price Adjustment will be added to the Initial Purchase Price if it is a positive number (exceeds), or subtracted from the Initial Purchase Price if is a negative number (falls short). Notwithstanding anything to the contrary herein, if the Estimated Closing Working Capital is greater than or less than the Target Closing Working Capital, in each case, by an amount less than [*], then the Estimated Purchase Price Adjustment shall be deemed to equal $0 for purposes of this Section 2.8, and if the Estimated Closing Working Capital is greater than or less than the Target Closing Working Capital, in each case, by an amount greater than [*], then the Estimated Purchase Price Adjustment shall be deemed to equal only the amount in excess of [*] for purposes of this Section 2.8.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(b)    Delivery of the Preliminary Closing Balance Sheet.
(i)    Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an unaudited balance sheet of the Business containing only Purchased Assets and Assumed Liabilities as of the end of the day immediately prior to the Closing Date (such balance sheet, the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet shall be prepared from the books and records of Seller and the Business in accordance with GAAP as to the underlying transactions and consistent with the Carve Out Method as described in Section 4.5, shall only reflect Inventory that is Saleable, and shall set forth Buyer’s calculation of Closing Working Capital (which, for the avoidance of doubt, shall be calculated consistent with the methodology set forth in the sample calculation of Closing Net Working Capital set forth in Exhibit E) and the Purchase Price Adjustment.
(ii)    If Seller does not object to Buyer’s Preliminary Closing Balance Sheet by written notice of objection (the “Notice of Objection”) delivered to Buyer within 30 days after Seller’s receipt of Buyer’s Preliminary Closing Balance Sheet, the calculation of the Purchase Price Adjustment pursuant to Buyer’s Preliminary Closing Balance Sheet shall be deemed final and binding. A Notice of Objection under this Section 2.8(b)(ii) shall set forth in reasonable detail Seller’s alternative calculations of the Closing Working Capital and the Purchase Price Adjustment, in each case calculated based on such amounts.
(iii)    If Seller delivers a Notice of Objection to Buyer within the 30 day period referred to in Section 2.8(b)(ii), then any element of Buyer’s Preliminary Closing Balance Sheet that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.8(b):
(iv)    Seller and Buyer shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within ten Business Days (or such longer period as may be agreed by Seller and Buyer) after the date of receipt by Buyer of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to Ernst & Young LP or, in the event it is then not available or no longer independent, such other independent nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Arbitrator”).
(v)    Seller and Buyer shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.8(b) along with a statement of reasons therefor within 30 days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.
(vi)    The Purchase Price Adjustment shall be calculated based on (A) each element of Buyer’s Preliminary Closing Balance Sheet that is not in dispute and (B) the final determination of the Arbitrator with respect to the Disputed Amounts, and the Purchase Price Adjustment, as so calculated, shall be deemed to be final and binding.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(vii)    If Seller and Buyer submit any Disputed Amounts to the Arbitrator for resolution, Seller and Buyer shall each pay their own costs and expenses incurred under this Section 2.8(b). Seller shall be responsible for that fraction of the fees and costs of the Arbitrator where (x) the numerator is the absolute value of the difference between Seller’s position with respect to the Purchase Price Adjustment and the Purchase Price Adjustment as calculated based on the Arbitrator’s final determination with respect to the Disputed Amounts and (y) the denominator is the absolute value of the difference between Buyer’s position with respect to the Purchase Price Adjustment and Seller’s position with respect to the Purchase Price Adjustment, and Buyer shall be responsible for the remainder of such fees and costs.
(viii)    The Arbitrator shall act as an arbitrator to determine, based on the provisions of this Section 2.8(b), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth above in this Section 2.8. In resolving any disputed item, the Arbitrator may not assign a value to any item greater than the highest value for such item claimed by Buyer or Seller or less than the lowest value for such item claimed by Buyer or Seller.
(c)    The term “Final Purchase Price Adjustment” means the final and binding Purchase Price Adjustment as finally determined pursuant to Section 2.8(b); provided, however, that, for the avoidance of doubt, if the Purchase Price Adjustment is deemed to equal $0 (pursuant to the proviso in the definition of Purchase Price Adjustment), then the Final Purchase Price Adjustment shall also be deemed to equal $0. The term “Final Purchase Price” means the Base Purchase Price plus the absolute value of the Final Purchase Price Adjustment, if such adjustment amount is a positive number, or minus the absolute value of the Final Purchase Price Adjustment, if such adjustment amount is a negative number. The term “Final Closing Balance Sheet” means the Preliminary Closing Balance Sheet either unmodified, if Seller fails to properly object to Disputed Amounts in accordance with Section 2.8(b), or as modified by resolution of all Disputed Amounts either by written agreement of the Parties or a determination by the Arbitrator as contemplated in Section 2.8(b), as applicable. The Final Purchase Price Adjustment shall be treated as an adjustment to the purchase price for federal, state, territory, local and foreign income Tax purposes.
(d)    If the Final Purchase Price is greater than the Initial Purchase Price, then Buyer shall pay to Seller for the account of Seller the difference between the Final Purchase Price and the Initial Purchase Price within three Business Days of the determination of the Final Purchase Price, such amount to be paid by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer promptly after the final determination of the Final Purchase Price. If the Final Purchase Price is less than the Initial Purchase Price, then Seller shall pay to Buyer for the account of Buyer the difference between the Initial Purchase Price and the Final Purchase Price within three Business Days of the determination of the Final Purchase Price, such amount to be paid by wire transfer of immediately available funds to an account designated by Buyer in writing to Seller promptly after the determination of the Final Purchase Price.
2.9    Property, Sales and Use Taxes.
(a)    All real, personal and intangible ad valorem property Taxes and installments of special assessments with respect to the real property used in the Business

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(collectively, “Property Taxes”) and all sales, use, transaction or excise Taxes (collectively “Sales and Use Taxes”) incurred in the ordinary course of the Business and due and payable with respect to the Purchased Assets for any Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of Property Taxes, the portion allocated to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Tax due and payable for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the day immediately prior to Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of Sales and Use Taxes, the portion allocated to the Pre-Closing Tax Period shall be deemed equal to the amount which would be due and payable if the relevant Straddle Period ended on the day immediately prior to the Closing Date. Seller shall be liable for the Apportioned Obligations apportioned to the Pre-Closing Tax Period, and Buyer shall be liable for the Apportioned Obligations apportioned to the Post-Closing Tax Period.
(b)    The Apportioned Obligations for the calendar year 2016 shall be apportioned between Seller and Buyer in accordance with Section 2.9(a) as of the Closing Date. If the precise amount of the Apportioned Obligations for the calendar year 2016 cannot be ascertained, the apportionment shall be computed on the basis of Property Taxes and Sales and Use Taxes for the prior calendar year, with known changes in valuation or millage applied. For purposes of determining Closing Working Capital in accordance with Section 2.8, the liabilities of Seller used to determine Closing Working Capital shall be increased by an amount equal to Seller’s prorated portion of such unpaid Apportioned Obligations, and the prepaid expenses of Sellers used to determine Closing Working Capital shall be increased by the amount of Buyer’s prorated portion of any Apportioned Obligations paid by Seller. On or before the one hundred eightieth (180th) day after the Closing, Buyer shall deliver a written notice to Seller setting forth the actual amount of the Apportioned Obligations paid as of the date of such notice. If the Seller’s actual net share of such Apportioned Obligations is greater than the estimated net amount used in determining the Closing Working Capital in accordance with Section 2.8, then Seller shall pay cash equal to the amount of such difference to Buyer. If Seller’s net share of such Apportioned Obligations is less than the estimated net amount used in determining the Closing Working Capital in accordance with Section 2.8, then Buyer shall pay cash equal to the amount of such difference to Seller. Notwithstanding anything to the contrary contained herein, in the event Seller or Buyer has paid amounts in respect of Apportioned Obligations pursuant to either of the two immediately preceding sentences, such party shall have no obligation or liability under Section 10.2 or Section 10.3, as applicable, with respect to such amounts paid for such Apportioned Obligations. Seller shall be responsible for and shall pay all Taxes (including Property Taxes and Sales and Use Taxes) that are past due or have become due, together with any penalty or interest thereon, with respect to any of the Purchased Assets or the Business before the Closing Date. Notwithstanding anything to the contrary herein, the foregoing obligations of the Parties under this Section 2.9 shall be without duplication of any amounts taken into account in determining the Final Purchase Price Adjustment, and to the extent that the Current Liabilities contain Property Taxes or Sales or Use Taxes payable, no apportionment shall be made pursuant to this Section 2.9(b) with respect to the amount thereof reflected in the Current Liabilities.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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3.	Closing.
3.1    Closing. Unless otherwise mutually agreed in writing between Buyer and Seller, the closing for the transactions contemplated by this Agreement (the “Closing”) shall take place via electronic exchange of documents and signatures or at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania, at 10:00 a.m. (local time) within three Business Days following the day on which the last to be satisfied or waived of the conditions set forth in Section 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date”.
3.2    Seller Deliveries. On the Closing Date, Seller will deliver, or cause to be delivered, to Buyer the following:
(a)    a counterpart signature page to each Transaction Document to which it is a party;
(b)    a certificate executed by Seller’s corporate secretary, certifying as to (i) the articles of incorporation and bylaws of Seller, (ii) the resolutions of the board of directors of Seller and the sole shareholder of Seller authorizing the transactions contemplated hereby and by the Transaction Documents and the execution, delivery and performance by Seller of this Agreement and the Transaction Documents, and (iii) incumbency with respect to the officers executing documents or instruments on behalf of Seller;
(c)    a certificate executed by Parent’s corporate secretary, certifying as to (i) the resolutions of the board of directors of Parent, as well as the Resolution, authorizing the transactions contemplated hereby and by the Transaction Documents and the execution, delivery and performance by Parent and Seller of this Agreement and by Seller of the Transaction Documents, and (ii) incumbency with respect to the officers executing documents or instruments on behalf of Parent;
(d)    a letter addressed to Buyer, substantially in the form of Exhibit I, executed by counsel to Parent;
(e)    releases and termination statements in respect of all Encumbrances, if any, encumbering the Purchased Assets except for the Permitted Encumbrances, all in form and substance reasonably satisfactory to Buyer;
(f)    a good standing certificate for Seller, issued by the Secretary of State of the State of Delaware;
(g)    a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(h)    documents related to the transfer of the applicable Governmental Permits [*], as set forth in Section 3.2(h) of the Disclosure Schedule, executed by Seller; and
(i)    all other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to Seller’s obligations hereunder.
3.3    Buyer Deliveries. On the Closing Date, Buyer will deliver, or cause to be delivered, the following:
(a)    to Seller, the Initial Purchase Price (less the amount of the Deposit Amount released to Seller by the Depository Bank);
(b)    to Seller, the Deposit Amount;
(c)    to Seller, a counterpart signature page to each Transaction Document to which it is a party;
(d)    a good standing certificate for Seller, issued by the Secretary of State of the State of Florida;
(e)    a certificate executed by Buyer’s corporate secretary, certifying as to (i) the articles of incorporation and bylaws of Buyer, (ii) the resolutions of the board of directors of Buyer authorizing the transactions contemplated hereby and by the Transaction Documents and the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, and (iii) incumbency with respect to the officers executing documents or instruments on behalf of Buyer;
(f)    documents related to the transfer of the applicable Governmental Permits [*], as set forth in Section 3.2(h) of the Disclosure Schedule, executed by Buyer where applicable; and
(g)    to Seller, all agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to Buyer’s obligations hereunder.

4.	Representations and Warranties of Seller and Parent.
Except as set forth in the Disclosure Schedule, Seller and Parent hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing, as follows:
4.1    Corporate Status. Parent is a public company with limited liability duly organized and validly existing under the Laws of the United Kingdom. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where its conduct of the Business would require it to be so qualified or licensed except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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4.2    Authorization. Seller has the requisite power and authority to (a) own the Purchased Assets, (b) carry on the Business, (c) execute and deliver the Transaction Documents, and (d) perform the transactions contemplated by this Agreement. Parent has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller, and the execution, delivery and performance of this Agreement by Parent, have been duly authorized by all necessary corporate action. Assuming that each of the Transaction Documents constitutes a valid and binding obligation of the other parties thereto, each Transaction Document executed and delivered by Seller constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, in each case except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).
4.3    Consents and Approvals. Except for any notices, filings, consents, or approvals specified in Section 4.3 of the Disclosure Schedule: (a) neither the execution and delivery by Seller of the Transaction Documents to which it is a party, nor the performance of the transactions by Seller to be performed by Seller pursuant to the Transaction Documents, requires any notice, filing, consent, renegotiation, or approval, constitutes a default, or causes any payment obligation or Encumbrance to arise under (i) any Law or Court Order to which Seller, the Contemplated Business or any Purchased Asset is subject, (ii) the certificate of incorporation or bylaws of Seller, (iii) any Governmental Permit or (iv) any Material Contract; and (b) neither the execution and delivery by Parent of this Agreement, nor the performance of the obligations by Parent to be performed by it pursuant to this Agreement, requires any notice, filing, consent, renegotiation, or approval under, or constitutes a default or causes an Encumbrance to arise under or with respect to, (i) any Law or Court Order to which Parent or any Purchased Asset is subject, (ii) the organizational documents of Parent, (iii) any Governmental Permit or (iv) any material contract or agreement to which Parent is a party or by which the Purchased Assets are bound.
4.4    Assets and Properties. Seller owns outright and has good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances. The Purchased Assets, together with any Excluded Assets specifically described in the Transition Services Agreement as necessary to provide the Transitional Services, the assets to be supplied pursuant to the Intellectual Property License Agreement and the Excluded Business Assets, constitute all of the assets, properties and rights Relating to the Business, and, subject to the receipt of the consents, authorizations, approvals and waivers specified in Section 4.3 of the Disclosure Schedule, are sufficient to enable Buyer to conduct the Business in the same manner after the Closing as the Business was conducted by Seller immediately prior to the Closing. All Purchased Assets constituting tangible personal property are and on the Closing Date shall be in operable condition.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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4.5    Financial Statements; Undisclosed Liabilities.
(a)    Section 4.5(a) of the Disclosure Schedule sets forth true and complete copies of (i) the unaudited balance sheet, representing the portion of the Seller balance sheet determined using the Carve Out Method (“Carve Out Method”), described in Section 4.5(a) of the Disclosure Schedule, for identifying all or part of general ledger accounts which are Related to the Business and related income statement as of and for the year ended December 31, 2015 representing that portion of the Seller income statement which is Related to the Business and excluding adjustments for one-off items including those related to transactions costs and excluding any allocation of corporate expenses determined using the Carve Out Method described in Section 4.5(a) of the Disclosure Schedule and (ii) the unaudited balance sheet (the “Balance Sheet”), representing the portion of the Seller balance sheet determined using the Carve Out Method described in Section 4.5(a) of the Disclosure Schedule, for identifying all or part of general ledger accounts which are Related to the Business and related income statement as of and for the seven (7) month period ending July 31, 2016 (the “Balance Sheet Date”) representing that portion of the Seller income statement which is Related to the Business and excluding adjustments for one-off items including those related to transactions costs and excluding any allocation of corporate expenses determined using the Carve Out Method described in Section 4.5(a) of the Disclosure Schedule (clauses (i) and (ii) collectively, the “Financial Statements”). The Financial Statements (A) have been prepared in good faith from the books and records of Seller, (B) have been prepared in accordance with GAAP as to the underlying transactions (except as set forth in Section 4.5(a) of the Disclosure Schedule) and (C) fairly present in all material respects, the assets and liabilities and results of operations of the Business as of the respective dates thereof and for the respective time periods covered, in each case, in accordance with GAAP as to the underlying transactions (except as set forth in Section 4.5(a) of the Disclosure Schedule) consistently applied during the period covered thereby.
(b)    The system of internal controls over financial reporting with respect to the Business is sufficient in all material respects to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP, except as disclosed in Section 4.5(a) of the Disclosure Schedule, and to maintain accountability for the assets of the Business, and (ii) the books and records of the Business accurately and fairly reflect the transactions and dispositions of the assets of the Business.
(c)    The Business has no liabilities, obligations or commitments that would be required by GAAP to be reflected on a balance sheet of the Business other than (i) Liabilities disclosed on Section 4.5(c) of the Disclosure Schedule, (ii) Liabilities disclosed in the Financial Statements, (iii) Liabilities for performance under Material Contracts and purchase commitments incurred in the ordinary course of business (excluding any Liability for breach, with or without the giving of notice or lapse of time, or both), or (iv) Current Liabilities incurred in the ordinary course of business since the Balance Sheet Date.
4.6    Taxes. Seller has filed all Tax Returns which are required to be filed by Seller or in respect of the Business or the Purchased Assets and all such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by Seller (whether or not shown on a Tax Return) or in respect of the Business or the Purchased Assets have been fully paid or properly accrued. All Taxes which Seller is obligated to withhold from amounts owing to any employee,

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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creditor or third party have been fully paid or properly accrued. No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority against Seller or the Purchased Assets. Seller has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is still in effect and which would be binding on Buyer. There are no ongoing or pending Tax audits by any taxing authority against Seller or in respect of the Business or the Purchased Assets. Seller is not a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or is a member of any group of companies filing a consolidated, combined or unitary Tax return which would be binding on Buyer.
4.7    Real Property. Section 4.7 of the Disclosure Schedule accurately describes all leased real estate Relating to the Business (the “Real Property”), and lists any leases under which any such Real Property is possessed (the “Real Estate Leases”). In all material respects, the Real Property (a) is usable in the ordinary course of business, is in good operating condition and repair, subject to normal wear and tear and depreciation, and is free from material defects known to Seller and (b) conforms with any applicable Laws relating to its construction, use, and operation. To Seller’s knowledge, (i) each Real Estate Lease is in full force and effect and has not been assigned, modified, supplemented, or amended, (ii) neither landlord nor tenant under any such lease is in default under any such lease, and (iii) no circumstance or set of facts exist which would permit the landlord or tenant to terminate any such lease. Seller owns no Real Property that is Related to the Business.
4.8    Absence of Certain Changes or Events. Since the Balance Sheet Date, and except as set forth in Section 4.8 of the Disclosure Schedule, (a) there has not been, individually or in the aggregate, any material adverse change in the condition (financial or otherwise), operations or results of operations of the Business; (b) Seller has not (i) increased or modified the compensation or benefits payable or to become payable by Seller to any Transferred Employees other than in the ordinary course of business consistent with past practice or as required by contract or applicable law, or (ii) entered into any employment, severance, retention, change of control or termination agreement with any Transferred Employees other than in the ordinary course of business consistent with past practice; (c) Seller has not mortgaged, pledged or subjected to Encumbrances any assets, properties or rights of the Contemplated Business (other than Permitted Encumbrances); (d) Seller has not taken any action with respect to the Business which is outside the ordinary course of the business; (e) Seller has not sold, assigned or transferred any of Purchased Assets, other than sales of Inventory and those made in the ordinary course of business consistent with past practices; (f) Seller has not suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Purchased Assets or its other properties, assets and rights relating to the Business; (g) Seller has not made any material changes in its customary methods of operation of the Business, including practices and policies relating to accounting, purchasing, marketing, selling or payment of trade creditors; and (h) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.
4.9    Litigation.
(a)    There is no Legal Proceeding pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates (i) affecting the Purchased Assets or the Contemplated Business, or (ii) that challenges or seeks to enjoin, alter or materially delay the consummation of

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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the transactions contemplated by this Agreement, or would reasonably be expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.
(b)    There are no audits or, to Seller’s knowledge, investigations by a Governmental Body or any similar actions, proceedings or disputes pending or, to Seller’s knowledge, threatened against or affecting any of the Purchased Assets or the Contemplated Business.
(c)    There are no unpaid judgments, orders, decrees or awards of any kind against or affecting any of the Purchased Assets, the Business or, to Seller’s Knowledge, the Contemplated Business.
(d)    Seller is not charged with or, to Seller’s knowledge, threatened with a charge or violation, nor to Seller’s knowledge is Seller under investigation, with respect to any alleged violation of any provision of any Law relating to any aspect of the Contemplated Business or the Purchased Assets.
(e)    To the actual knowledge of Seller, no event has occurred within the twenty-four (24) months immediately preceding the date hereof, or circumstance exists as of the date hereof, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding involving the Purchased Assets or the operation of the Business.
(f)    Section 4.9(f) of the Disclosure Schedule sets forth a complete and accurate list and brief description of any and all Legal Proceedings against Seller or any of its Affiliates involving the Purchased Assets or the Contemplated Business that were commenced or outstanding before any Governmental Body, or to Seller’s knowledge that were threatened against Seller or any of its Affiliates, at any time during the thirty-six (36) months prior to the date hereof.
4.10    Compliance with Law; Governmental Permits.
(a)    Except as set forth on Section 4.10(a) of the Disclosure Schedule, Seller is and has been at all times in the last thirty-six (36) months in material compliance with all Laws relating to the Business or the ownership of the Purchased Assets, including those promulgated or issued by the United States Department of Agriculture (“USDA”), FDA, EPA, Department of Labor (“DOL”) and Occupational Safety & Health Administration (“OSHA”). Seller is not and has not been at any time in the last thirty-six (36) months in violation of any term of any judgment, writ, decree, injunction, settlement agreement or order entered by any court, arbitrator or Governmental Body and outstanding against Seller with respect to the Business or the Purchased Assets.
(b)    Section 4.10(b) of the Disclosure Schedule sets forth a list of all material Governmental Permits required for the conduct of the Business under all Laws (other than such Governmental Permits required under any Environmental Laws or the FDCA). Except as set forth in Section 4.10(b) of the Disclosure Schedule, Seller holds and is in compliance in all material respects with all Governmental Permits required by it in connection with the conduct of the Business under all Laws. No suspension, cancellation, modification, revocation or nonrenewal of any Governmental Permit is pending or, to the knowledge of the Seller, threatened in writing. No

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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Governmental Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of Seller.
4.11    Material Contracts.
(a)    Except as set forth in Section 4.11 of the Disclosure Schedule (each a “Material Contract” and collectively, the “Material Contracts”), as of the date hereof, Seller is not a party to any Contract or group of related Contracts with the same party for the sale of products or services with aggregate payments under any such Contract in excess of [*] per annum, other than purchase orders received in the ordinary course of business consistent with past practice, nor is it a party to any of the following Contracts Relating to the Contemplated Business:
(i)    any Contract or group of related Contracts with the same party for the purchase of products or services with aggregate payments under any such Contract in excess of [*] per annum, other than purchase orders entered into in the ordinary course of business consistent with past practice;
(ii)    any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract with aggregate payments under any such Contract in excess of [*] per annum;
(iii)    any collective bargaining agreement or Contract with any labor union;
(iv)    any Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis;
(v)    any lease or agreement under which it is lessee of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds [*];
(vi)    any Contract with any Related Party of Seller;
(vii)    any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;
(viii)    any hedging, futures, options or other derivative Contract;
(ix)    any Contract for the sale or purchase of any real property;
(x)    any Contract (A) pursuant to which a third party grants Seller the right to use any Intellectual Property that is material to the conduct of the Business (excluding off-the-shelf software) or (B) pursuant to which Seller grants to any third party the right to use any Intellectual Property included in the Purchased Assets, other than licenses granted to customers or suppliers in the ordinary course of business;

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(xi)    any Contract containing covenants that would restrict or limit in any material respect the ability of the Contemplated Business after the Closing to compete in any business or with any Person or in any geographic area;
(xii)    any Contract with an exclusive supply or requirements obligation binding on the Business;
(xiii)    any Contract for the sale of any material Purchased Asset or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such Purchased Assets; or
(xiv)    any other Contract entered into outside the ordinary course of business that is material to the Contemplated Business.
(b)    Prior to execution of this Agreement, Seller has made available to Buyer true, correct and complete copies of the written Material Contracts, including any and all amendments and modifications thereto or waivers of the terms thereof, and summaries of the terms of all oral Material Contracts. Each of the Material Contracts is in full force and effect and is legal, valid, binding and enforceable in accordance with its respective terms on Seller, and to Seller’s knowledge, on the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Material Contracts is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity). Except as described in Section 4.11 of the Disclosure Schedule, neither Seller nor, to the knowledge of Seller, any other party to any of the Material Contracts are in breach of, or in default under, any of the Material Contracts; and no event has occurred or failed to occur which (i) with the giving of notice or lapse of time, or both, would constitute a default by Seller or any other party to any of the Material Contracts thereunder or (ii) gives any other party to any of the Material Contracts the right to terminate such Material Contract. Except as described in Section 4.11 of the Disclosure Schedule, the transactions contemplated by this Agreement will not cause a default under, accelerate Seller’s obligations under or result in the termination of any of the Material Contracts. There are no negotiations pending nor, to Seller’s knowledge, threatened or requested with respect to, nor any outstanding rights to renegotiate, any Material Contracts.
4.12    Intellectual Property Matters.
(a)    Section 4.12 of the Disclosure Schedule sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks and (iii) Copyright registrations and applications and material unregistered Copyrights, in each case included in the Seller Intellectual Property (other than (x) those Trademarks identified in the Excluded Business Assets or otherwise not included in the Purchased Assets and not subject to the Trademark License Agreement and (y) off-the-shelf software licensed by Seller) (collectively, the “Registered Intellectual Property”), and specifies for each such item whether such Registered Intellectual Property will be assigned or licensed to Buyer at the Closing. Except as set forth on Section 4.12 of the Disclosure Schedule (and except for Permitted Encumbrances), Seller is the sole and exclusive beneficial owner of all of the Registered

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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Intellectual Property, and all such Registered Intellectual Property included in the Seller-Owned Intellectual Property is subsisting, valid and, to Seller’s knowledge, enforceable.
(b)    Except as set forth on Section 4.12 of the Disclosure Schedule:
(i)    Seller owns, or has a valid right to use, all of the material Seller Intellectual Property necessary to conduct the Business as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances).
(ii)    Seller has not received any written claim from any other Person within the past 12 months that Seller in the conduct of the Business has infringed or misappropriated the Intellectual Property of any such other Person.
(iii)    Seller is not currently infringing or misappropriating the Intellectual Property of any other Person; and to Seller’s knowledge, there is no infringement, misappropriation or such other conflict by any other Person involving the Seller-Owned Intellectual Property.
(iv)    Each current employee, officer, contractor and consultant of Seller who has been involved in the development of material Seller-Owned Intellectual Property, has been an employee working in the scope of his or her employment or has executed an agreement that includes provisions transferring and/or acknowledging Seller’s ownership of Intellectual Property rights provisions.
(v)    No current or former partner, director, stockholder, officer or employee of Seller will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the material Seller-Owned Intellectual Property.
4.13    Insurance. All insurance maintained by Seller on the Business is listed in Section 4.13 of the Disclosure Schedule (including insurer and policy number, policy limits and type of coverage). No notice of cancellation or termination has been received with respect to any material insurance policy with respect to the Business which was not replaced on substantially similar terms prior to the date of such cancellation. Set forth on Section 4.13 of the Disclosure Schedule is a true and complete list of all claims made against the insurance policies listed on such schedule during the twelve (12) months prior to the date hereof
4.14    Employees.
(a)    Section 4.14 of the Disclosure Schedule sets forth a true, correct and complete list of the employees of the Seller who work primarily in the Business (collectively, the “Business Employees”), and their position, annual base wages or hourly rate of pay, annual rate of bonus potential (as a percentage of annual base pay), date of hire, exempt/non-exempt status and whether such individual has executed any non-disclosure, non-solicitation or non-competition agreement with Seller, copies of which agreements Seller has provided to Buyer prior to the date hereof Except as set forth in Section 4.14 of the Disclosure Schedule, Seller does not have any employment agreements with its Business Employees and all such employees are employed on an “at will” basis.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(b)    Seller is not a party to any collective bargaining agreement or letter of understanding with any labor union or organization with respect to the Business. There is no pending, or to Seller’s knowledge threatened, labor dispute, work slowdown, work stoppage, unfair labor practice charge or complaint, strike, administrative, arbitration or court proceeding or order between Seller and any present or former employees of the Business. To Seller’s knowledge, there have been no labor union organizing activities with respect to the Business within the last two years.
4.15    Employee Benefits.
(a)    Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter (or, in the case of a prototype or volume submitter plan, an opinion letter on which Seller may rely) from the U.S. Internal Revenue Service as to its qualified status and, to the knowledge of Seller, no event has occurred and no condition exists that would be reasonably likely to result in the revocation of any such determination or opinion letter. Neither Seller nor any “ERISA Affiliate” (defined to include, with respect to Seller, any trade or business, whether or not incorporated, other than Seller, that has employees who are or have been at any date of determination occurring within the preceding six (6) years treated pursuant to Section 4001(a)(14) of ERISA or Section 414 of the Code as employees of a single employer that includes Seller) has maintained or contributed to, or has had an obligation to contribute to, any plan subject to Title IV of ERISA, or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, during its last six (6) full fiscal years.
(b)    Multiple Employer Arrangements. Seller has had no obligation to contribute to or provide benefits pursuant to, or any other liability of any kind (whether fixed or contingent) with respect to, (i) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “plan maintained by more than one employer” (within the meaning of Section 413(c) of the Code), or (iv) any common law theory of joint, dual or multiemployer liability.
4.16    Customers and Suppliers. Section 4.16 of the Disclosure Schedule specifies for the 12-month period ended June 30, 2016 (a) the names of the customers that were, in the aggregate, the ten largest customers in terms of dollar value of products or services, or both, sold by the Business and (b) the names of the suppliers that were, in the aggregate, the ten largest suppliers in terms of dollar value of products or services, or both, used by the Business. Since January 1, 2015 through the date hereof, Seller has not received any written notice indicating, and to the knowledge of Seller no customer set forth on Section 4.16 of the Disclosure Schedule has threatened, that a customer set forth on Section 4.16 of the Disclosure Schedule has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business, except for in connection with Contracts that will expire in the ordinary course in accordance with their terms. Since January 1, 2015 through the date hereof, Seller has not received any written notice indicating, and to the knowledge of Seller no supplier set forth on Section 4.16 of the Disclosure Schedule has threatened, that a supplier set forth on Section 4.16 of the Disclosure Schedule has ceased or substantially reduced, or will cease or substantially reduce, the supply of products or services to the Business, except in connection with Contracts that will expire in the ordinary course in accordance with their terms.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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4.17    Environmental and FDCA Matters. Except as set forth in Section 4.17 of the Disclosure Schedule:
(a)    Seller is, and has been for the last five years, in compliance with all Environmental Laws and the FDCA applicable to (i) its operations related to the Business, (ii) the Purchased Assets, and (iii) the Real Property or the Real Estate Leases, except for any such liability that would not reasonably be expected to result in material liability to Seller or have a Material Adverse Effect on the operation of the Business.
(b)    Seller has not during the past five years received written notice from any Governmental Body alleging Seller is or may be in violation of or has liability for investigatory, corrective or remedial obligations under Environmental Laws and the FDCA applicable to its operations related to the Business, the Purchased Assets, the Real Property or the Real Estate Leases except for any such violation or liability that would not reasonably be expected to result in material liability to Seller or have a Material Adverse Effect on the operation of the Business.
(c)    Seller is not subject to any current written claim, order, directive or complaint asserting a remedial obligation or liability under Environmental Laws and the FDCA with respect to conditions at any of the real property related to the Business or from any real property related to the Business, nor, to Seller’s knowledge, do any circumstances exist which would reasonably be expected to result in such a claim, order, directive or complaint, other than any such claim, order, directive or complaint that would not reasonably be expected to result in material liability to Seller or have a Material Adverse Effect on the operation of the Business.
(d)    Section 4.17(d) of the Disclosure Schedule sets forth a list of all material Governmental Permits possessed by Seller for the conduct of the Business under all Environmental Laws and the FDCA. Seller holds and is in compliance with all Governmental Permits required under Environmental Laws and the FDCA for (i) its operation at and occupancy of the real property related to the Business, and (ii) the manufacture, sale or distribution of concentrated floral preservative or produce wash, devices and other related instruments in connection with the Business, other than any such failure to hold or comply with any such Governmental Permits that would not reasonably be expected to result in material liability to Seller or have a Material Adverse Effect on the operation of the Business.
(e)    Seller has provided or otherwise made available to Buyer any and all material environmental studies, audits, and site assessments conducted within the last five years in its possession or control with respect to the Purchased Assets or the real property related to the Business.
(f)    To Seller’s knowledge, there have been no Releases of Hazardous Substances to, from, on, under, in or about any real property related to the Business, except for such Releases in compliance with Environmental Laws or that would not reasonably be expected to result in material liability to Seller or have a Material Adverse Effect on the operation of the Business.
The representations and warranties in this Section 4.17 are the sole and exclusive representations and warranties of Seller with respect to environmental matters, including any arising under

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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Environmental Laws, Governmental Permits issued under Environmental Laws, or relating to Hazardous Substances and the FDCA.
4.18    Finder’s Fees. Except as set forth on Section 4.18 of the Disclosure Schedule, whose fees and expenses are the sole responsibility of Seller, no Person retained by Seller or Parent or their respective Affiliates, officers, directors, employees or representatives is or will be entitled to any commission or finder’s or similar fee in connection with the transactions contemplated by this Agreement.
4.19    Accounts Receivable. On that date that is two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a copy of Section 4.19 of the Disclosure Schedule, which shall be a true and complete aged list of all Accounts Receivable as of such delivery date, and all such Accounts Receivable listed thereon shall have arisen in the ordinary course of the Business and shall not be subject to any disputes or offsets other than adjustments to invoices in the ordinary course of business.
4.20    Inventory. On that date that is two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a copy of Section 4.20 of the Disclosure Schedule, which shall be a true and complete list of all Inventory as of such delivery date. The finished goods included in Inventory reflected on the Estimated Closing Balance Sheet shall consist only of finished goods that are Saleable, and the raw materials and works in progress included in Inventory reflected on the Estimated Closing Balance Sheet shall consist only of raw materials and works in progress that are usable in the ordinary course of Business, in each case subject to the reserve therefor set forth on the Estimated Closing Balance Sheet. For purposes hereof, finished goods Inventory is “Saleable” only if it (including its packaging) is in the physical condition to be sold to customers in the ordinary course of the Business and in accordance with applicable government regulations, including applicable labeling requirements; provided, however, that “Saleable” does not include: (a) any item whose supplier rightfully notifies any of the Parties prior to the Closing Date that such item may not be distributed following the Closing Date; (b) any items that are, pursuant to industry or government standards, out-of-date; or (c) any item that has a defective or damaged label, package or case.
4.21    Certain Payments. Seller has not, nor, to the knowledge of Seller, any director, officer, employee or any other individual associated with or acting for or on behalf of Seller or any Affiliate of Seller, has directly or indirectly and in violation of Law knowingly made any contribution, gift, rebate, payoff influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained.
4.22    Product Warranties; Product Liability; Recalls. All warranties applicable to any products made or sold by the Business are described in detail on Section 4.22 of the Disclosure Schedule. All generators subject to a manufacturer’s first year warranty that shall be in effect after September 30, 2016 are listed on Section 4.22 of the Disclosure Schedule, indicating for each such generator the specific location thereof and the month and year in which such warranty shall expire. Each product manufactured, sold or delivered by, or service performed by, the Business in the thirty six (36) months prior to the date hereof has complied with and conformed to all Laws,

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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contractual commitments and all applicable warranties in all material respects. Except for customary service of equipment in connection with extended warranty contracts and manufacturer warranties, there have been no material warranty occurrences or any material unreimbursed product replacement requests affecting the Business at any time during the thirty six (36) months prior to the date hereof Except as disclosed on Section 4.22 of the Disclosure Schedule, during the past three years, Seller has not received any written notice relating to any Legal Proceeding or notice of violation relating to or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed, shipped or sold by or on behalf of the Business resulting from an alleged defect in design, manufacture, materials or workmanship, performance, any alleged hazard or impurity, or any alleged failure to warn, or from any alleged breach of warranties or representations, or any alleged noncompliance with any applicable Laws, requirements, and specifications. There is no Legal Proceeding pending or, to the knowledge of Seller, threatened, recall or investigation of or other Legal Proceeding with respect to any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Business.
4.23    Arrangements with Related Parties. None of Parent, any of its Affiliates or any of their respective directors, officers or employees (a) is indebted to the Business, (b) is a party to any Contract or involved in any business arrangement or relationship with the Business (other than any employment or severance arrangements or other Employee Benefit Plan coverages entered into in the ordinary course of the Business), or (c) owns any property or right, tangible or intangible, which is used by the Contemplated Business.
4.24    Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY WRITTEN CERTIFICATE PROVIDED TO BUYER AS CONTEMPLATED HEREIN IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, (A) NEITHER SELLER, ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, AND (B) SELLER (ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND ANY OF ITS OR ITS AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PROJECTIONS OR FUTURE FINANCIAL OR OPERATIONAL PERFORMANCE OF THE BUSINESS OR AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE PURCHASED ASSETS, INCLUDING, ANY WARRANTY OF TITLE, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS OF ANY ASSET FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT OR IN ANY WRITTEN CERTIFICATE PROVIDED TO BUYER AS CONTEMPLATED HEREIN IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY ARE THE ONLY REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER WITH RESPECT TO THE ASSETS AND LIABILITIES OF SELLER, THE BUSINESS, THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BUYER SHALL RELY ON ITS OWN EXAMINATIONS AND INVESTIGATIONS THEREOF.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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5.	Representations and Warranties of Buyer.
Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing, as follows:
5.1    Organizational Status. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of its incorporation.
5.2    Authorization. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement. Such execution, delivery, and performance by Buyer has been duly authorized by all necessary corporate action. Assuming that each of the Transaction Documents constitutes a valid and binding obligation of the other parties thereto, each Transaction Document executed and delivered by Buyer has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).
5.3    Consents and Approvals. Neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the transactions contemplated by this Agreement performed or to be performed by Buyer, require any filing, consent, or approval (other than the approvals that have already been obtained), constitute a default or cause any payment obligation to arise under (a) any Law or Court Order to which Buyer is subject, (b) the Charter Documents or bylaws of Buyer, or (c) any Contract, Governmental Permit, or other document to which Buyer is a party to or by which the properties or other assets of Buyer may be subject or bound.
5.4    Finder’s Fees. No Person retained by Buyer or its Affiliates, officers, directors, employees or representatives is or will be entitled to any commission or finder’s or similar fee in connection with the transactions contemplated by this Agreement.
5.5    Litigation and Claims. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against Buyer, that (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.
5.6    Sufficient Funds. Buyer at Closing will have sufficient funds to pay the Initial Purchase Price and to satisfy all of Buyer’s other payment obligations in connection with the consummation of the transactions contemplated hereby. Attached hereto as Exhibit G is a true and complete copy of the Debt Agreement (including the schedules thereto), and attached hereto as Exhibit H is a true and complete copy of that certain notice of satisfaction of conditions to funding (the “Notice of Satisfaction”), which Notice of Satisfaction contains in paragraph 7 certain enumerated events of default, representations and warranties and covenants of the Debt

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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Agreement that are not subject to such satisfaction and must be satisfied in order for funding under the Debt Agreement to occur (“Identified Obligations”). The Debt Agreement has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the commitments contained in the Debt Agreement have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. The Notice of Satisfaction has not been rescinded, cancelled or otherwise amended in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Debt Agreement is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and the other parties thereto. There are no conditions precedent to the funding of the Financing pursuant to the Debt Agreement, other than as expressly set forth in the Debt Agreement. The Debt Agreement, together with Buyer’s available funds, will provide Buyer at the Closing with sufficient funds to pay all of Buyer’s obligations under this Agreement, including the payment of the Base Purchase Price, and all fees and expenses of Buyer expected to be incurred in connection therewith. As of the date of this Agreement, (i) Buyer has no indebtedness for borrowed money or security interests and other Encumbrances securing the same, other than the indebtedness, security interests and other Encumbrances resulting from Buyer’s execution and delivery of the Debt Agreement, and (ii) Buyer has deposited an amount not less than [*] (the “Additional Equity Commitment Funds”) in an account in Buyer’s name with the lender under the Debt Agreement for purposes of satisfying the condition contained in Section 4.18 of the Debt Agreement, which Additional Equity Commitment Funds are separate and in addition to the Deposit Amount. At the time of execution of the Debt Agreement and at the time of funding under the Debt Agreement, (x) each of the representations and warranties contained in the Identified Obligations shall have been true and correct in all respects and, to the actual knowledge of Buyer, no event has occurred within the twenty-four (24) months immediately preceding the date hereof, or circumstance exists as of the date hereof, that would reasonably be expected to give rise to a breach of such representations and warranties, (y) Buyer shall have complied in all respects with each covenant contained in the Identified Obligations and (z) none of the events of default contained in the Identified Obligations shall have occurred.

6.	Covenants of Seller and Parent.
6.1    Compliance with AIM Rules. Seller and Parent shall take such reasonable steps as may be necessary or appropriate to ensure that in accordance with Rule 15 of the AIM Rules:
(a)    the Circular is posted to shareholders of Parent promptly (but in any event within three Business Days) after the date of this Agreement;
(b)    the statements related to Buyer contained in the Circular shall be in mutually agreeable form;
(c)    the General Meeting is duly convened (to consider the Resolution) for the date that is not less than 14 clear days after the date the Circular is posted (or the next Business Day if that day is not a Business Day); and
(d)    the Announcement is made by Parent in accordance with Rule 15 of the AIM Rules via a Regulatory Information Service on the day following the date of this Agreement; provided that it is a day (other than a Saturday or Sunday) when banks are open for business in the City of London.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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6.2    Seller Transitional Services. Commencing on the Closing Date, Seller shall provide or cause to be provided to the Business the services set forth in the Transition Services Agreement (the “Transitional Services”), in accordance with the terms thereof. Buyer acknowledges that, unless otherwise agreed in writing by the Parties, any services, other than the Transitional Services, provided before the Closing to the Business either by Seller or any of its Affiliates, or on behalf of Seller or any of its Affiliates, will not be provided to Buyer or the Business after the Closing.

7.	Covenants of Buyer.
7.1    Certain Taxes. All transfer, documentary, sales, use recording, value added, goods and services, stamp, registration, and all other such Taxes and fees incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and all other Taxes and fees, and if required by applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, Seller shall reimburse Buyer for fifty percent (50%) of any such Taxes within five (5) Business Days of Buyer providing written evidence thereof.
7.2    Financing. Subject to the satisfaction at or prior to the Closing Date of each of the conditions set forth in Sections 9.1 and 9.2 of this Agreement, Buyer shall take all actions as may be necessary under the Debt Agreement to consummate the Financing. Prior to the Closing, Buyer (i) shall not incur any indebtedness for borrowed money or Encumbrance except as contemplated or permitted by the Debt Agreement, and (ii) shall not withdraw the Additional Equity Commitment Funds for any purpose other than in connection with satisfying the condition in Section 4.18 of the Debt Agreement. Prior to the Closing, Buyer (i) shall not enter into, without Seller’s prior written consent, any amendment, modification or supplement to the Debt Agreement that would have the effect of amending, modifying or supplementing any of the Identified Obligations and (ii) shall take no actions that would reasonably be expected to cause (A) any of the representations and warranties contained in the Identified Obligations to not be true and correct in all respects, (B) a breach of any of its covenants contained in the Identified Obligations, or (C) a Default (as defined in the Debt Agreement) contained in the Identified Obligations to occur.
7.3    Investigation and Evaluation. Buyer acknowledges and agrees that (a) Buyer is fully capable of evaluating the adequacy and accuracy of the information and material obtained by Buyer in the course of such investigations, and (b) Buyer has not relied on Seller or Parent with respect to any matter in connection with Buyer’s evaluation of the Contemplated Business, the Purchased Assets, and the Assumed Liabilities, other than the representations and warranties of Seller specifically set forth in Section 4.

8.	Additional Covenants.
8.1    Certain Covenants.
(a)    Notices and Consents. From the date hereof until the earliest to occur of the termination of this Agreement, or (ii) nine (9) months following the Closing Date, Seller will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain on a timely basis all authorizations, registrations, consents and approvals of Governmental Bodies and

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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third parties in connection with the matters referred to in Section 4.3 and Section 4.17 of the Disclosure Schedule; provided, however, that Seller shall not be required to agree to any financial, operational or other concessions or commitments as a condition to obtaining any such authorizations, consents or approvals. Each Party shall cooperate in all reasonable respects with the other Party related to the foregoing and each Party shall bear its own expenses in connection therewith.
(b)    Operation of Business. From the date hereof until the Closing Date, except as contemplated by this Agreement, as set forth in Section 8.1(b) of the Disclosure Schedule or as required by Law, or unless Buyer shall otherwise agree in writing, Seller shall conduct the Business only in the ordinary course, consistent with past practice, and shall use commercially reasonable efforts to (i) preserve intact the Contemplated Business in all material respects, (ii) maintain in full force and effect its existing policies of insurance with respect to the Business, and (iii) cause the Contemplated Business to preserve its present relationships with, and to maintain the goodwill of, the Transferred Employees, suppliers, customers, lessors and other persons that have significant business relations with the Contemplated Business. Without limiting the generality of the foregoing, unless this Agreement expressly permits or requires otherwise, Seller will not, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed):
(i)    sell, transfer or dispose of any material assets of the Contemplated Business, except for dispositions and consumption of inventory, consumption of supplies and other personal property in the ordinary course of business consistent with past practice, including the installation of concentrate delivery systems for new customers utilizing assets and inventory of the Business;
(ii)    enter into any Contract that, if entered into prior to the date of this Agreement, would be required to be listed as a Material Contract in Section 4.11 of the Disclosure Schedule, other than customer and vendor orders entered into in the ordinary course of business of the Business consistent with past practice;
(iii)    make or authorize any capital expenditures in the aggregate in excess of [*], other than in the ordinary course of business or in connection with the transfer of assets to a contract manufacturing organization;
(iv)    incur any material obligation or Liability relating to the Purchased Assets or the operation of the Business except in the ordinary course of business consistent with past practice;
(v)    fail to pay or satisfy by its due date for payment (or within the normal payment terms consistent with historical practice) or performance any obligation or Liability arising from the operation of the Business, other than liabilities being contested in good faith and for which adequate reserves have been provided;
(vi)    with respect to any Business Employees, except for changes that are made in the ordinary course of business and consistent with past practice, (x) adopt, enter into, terminate, amend, extend or renew any employment, severance, retention, change of control,

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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consulting agreement or similar Contract, or any collective bargaining agreement or similar Contract with a labor organization or similar organization, or amend any Employee Benefit Plan, or (y) increase such Business Employee’s compensation, including wages, commission, salary, bonus or other incentive opportunity, or fringe benefits;
(vii)    take any action except in the ordinary course of the Business and in a manner consistent with past practice with respect to its methods of management, purchasing, distribution, marketing, accounting or operating (or practices relating to payment of trade accounts or to other payments or collection of Accounts Receivable); or
(viii)    commit to do any of the foregoing.
(c)    Notice of Developments. Seller shall promptly notify Buyer of any developments pertaining to the Purchased Assets or the Business that would reasonably be expected to result in a breach or inaccuracy of any representation or warranty of Seller in this Agreement, to the extent that any such breach or inaccuracy would be reasonably expected to have a Material Adverse Effect.
(d)    Access to Books, Records, and Employees. Subject to the terms of the Confidentiality Agreement, from and after the date hereof until the Closing (or earlier termination of this Agreement), upon reasonable prior notice, Seller and its employees, agents and representatives shall provide to Buyer, its employees, agents, counsel, accountants and financial consultants reasonable access during normal business hours to the offices, properties, key personnel, records, files, material suppliers and other documents and information of or relating to the Purchased Assets or the Business as Buyer may reasonably request, provided that (i) such access shall not unduly interfere with Seller’s operations (ii) shall only be for the purpose of preparing for the transition of the Business to Buyer or spot checking Inventory for purposes of the preparation and review of calculations of Closing Working Capital, (iii) shall not require the disclosure of any matter or information (including trade secrets and know-how) that Seller reasonably determines to be of a proprietary or highly confidential nature regarding the formulation of the concentrate products manufactured and sold by the Business or key customer strategies, and (iv) Buyer shall not contact Seller’s suppliers or employees (other than Tom Daniel) without Seller’s written consent and such contact shall be coordinated by Seller or its authorized representatives in a manner reasonably designed to maintain the confidentiality of the transactions contemplated by this Agreement.
8.2    Employees. Buyer shall offer employment to all Business Employees set forth on Section 8.2 of the Disclosure Schedule, and Seller shall terminate the employment of all such Business Employees, each effective as of the Closing Date. All eligible Business Employees who accept Buyer’s offer of employment are herein referred to as “Transferred Employees.” Buyer’s employment of the Transferred Employees shall be on substantially similar salary or wage level (including annual incentive compensation and commission) as applicable to such employees immediately before Closing (except that overtime shall only be paid in accordance with the then current policies of Buyer) and on terms and conditions (including participation in benefit plans) that are substantially similar to those provided by Buyer to its employees of like rank and job title.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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8.3    Public Announcements. The Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated by this Agreement and, except as may be required by applicable Law, neither Party or their representatives shall issue any such press release or make any such public statement without the prior written consent of the other Party. For the avoidance of doubt, Seller and its Affiliates may make any such public announcements or disclosures as are required by applicable AIM Rules or regulations of a national securities exchange, as determined upon advice of legal counsel or other outside regulatory advisors (including AIM nominated advisors), without the consent of Buyer.
8.4    Cooperation on Tax Matters.
(a)    Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, Litigation or other proceeding with respect to Taxes. Such cooperation (i) shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, Litigation or other proceeding and making employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder and (ii) shall be for a period not to exceed the statute of limitations with respect to the Tax Return or audit, Litigation or other proceeding to which such requested cooperation relates.
(b)    Buyer and Seller shall, upon request, use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed upon the other Party or its Affiliates with respect to the transactions contemplated by this Agreement.
8.5    Expenses. Except as otherwise provided herein, the Parties shall each pay all of their respective legal, accounting, and other expenses incurred by such Party in connection with the transactions contemplated by this Agreement.
8.6    Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.
8.7    Restrictive Covenants.
(a)    Nature of Covenants. The covenants in this Section 8.7 are a material inducement to Buyer to consummate the transactions contemplated in this Agreement, and the amounts payable to Seller under this Agreement are in partial consideration for such covenants. The parties hereto acknowledge and agree that the covenants contained herein are designed to protect the legitimate business interests of Buyer and its Affiliates in the assets being acquired. The parties also acknowledge and agree that (i) the types and periods of restriction imposed in this Section 8.7 are fair and reasonable and are required in order to protect and maintain the Intellectual Property being acquired and other legitimate business interests of Buyer and its Affiliates, and goodwill associated with the Contemplated Business, and (ii) the time, scope, geographic area, and other provisions of this Section 8.7 have been specifically negotiated by sophisticated commercial

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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parties, represented by legal counsel, and are integral parts of the transactions contemplated by this Agreement.
(b)    Certain Definitions. For purposes of this Section 8.7:
(i)    “Competing Business” means any Person engaged in a business that is competitive with or the same as all or any part of the Contemplated Business.
(ii)    “Confidential Information” means information (other than information that is a Trade Secret) of Seller or its Affiliates related solely to the Contemplated Business, or information of Buyer or any of its Affiliates, in each case that is not generally known or available to the public or competitors in the trade.
(iii)    “Noncompetition Period” means [*] from and after the Closing Date.
(iv)    “Territory” means the United States of America and Canada.
(v)    “Trade Secrets” means information of Seller or its Affiliates related solely to the Contemplated Business, or information of Buyer or any of its Affiliates, in each case that is not generally known or available to the public or competitors in the trade and that (A) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which Buyer or any of its Affiliates derives economic value from the fact that the information is not generally known to other Persons who can obtain economic value from its disclosure or use or (B) is treated as a trade secret under applicable Law. Trade Secrets may include technical or non-technical data, compilations, programs and methods, drawings, financial data, research, pricing, information as to sales representatives and suppliers, lists of actual customers and potential customers, sales reports, service reports, price lists and methods and procedures relating to products and services provided that such information meets the definition set forth in the immediately preceding sentence.
(c)    Nondisclosure of Trade Secrets and Confidential Information.
(i)    Seller, Parent and their respective employees and contractors have been entrusted with the knowledge and possession of Trade Secrets and Confidential Information, and the parties hereto agree that by virtue of such Persons’ knowledge of the Contemplated Business, Buyer and its Affiliates may suffer material loss and irreparable injury if Seller or Parent were to disclose or use Trade Secrets or Confidential Information in contravention of this Agreement.
(ii)    Neither Seller nor Parent shall at any time communicate or disclose to any Person other than Buyer and its Affiliates, or use for either Seller’s or Parent’s benefit or for the benefit of any Person other than Buyer and its Affiliates, directly or indirectly, any Trade Secrets or Confidential Information; provided, however, that Seller and Parent may disclose such information (A) that is generally known to the public or known by or available to competitors in the trade (other than by virtue of any disclosure by either Seller or Parent in violation of this Agreement), (B) as may be required to enforce rights of Seller or Parent under this Agreement, (C) as may be required in response to any summons or subpoena or in connection with any

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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litigation, or any administrative or other legal proceeding, or (D) as may be required in order to comply with any Law applicable to Seller, Parent or Buyer; and provided further that Seller and Parent shall give Buyer reasonable prior notice, to the extent Seller or Parent has notice sufficiently in advance, of any disclosure under the immediately preceding clauses (B), (C) or (D) in order to permit Buyer or its Affiliates reasonable opportunity to seek an appropriate protective order.
(iii)    For purposes of this Section 8.7(c), the prohibition against the disclosure by Seller or Parent of Confidential Information only shall end at the expiration of the Noncompetition Period, and the prohibition against the disclosure by Seller or Parent of Trade Secrets shall end upon the later of (x) the date on which such information loses its character as a Trade Secret through no fault or action of either Seller Parent (or any Affiliate of Seller or Parent or direct or indirect owner of Seller or Parent or any such Affiliate of Seller or Parent) or (y) the expiration of the Noncompetition Period.
(d)    Noncompetition; Non-Solicitation of Customers. During the Noncompetition Period, neither Seller nor Parent shall, and they shall take all action reasonably necessary to ensure that none of their Affiliates shall, unless acting in accordance with Buyer’s prior written consent, directly or indirectly, for their own benefit or on behalf of others:
(i)    with respect to the Contemplated Business, but excluding any other matters, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or participate as an investor, owner, partner, manager, joint venturer or otherwise with, or permit its name to be used by or in connection with, any Competing Business anywhere in the Territory; or
(ii)    call on or solicit (with respect to the Contemplated Business, but excluding any other matters) or attempt to divert the sales of any Person who or which is at that time, or has been within [*] prior to the Closing Date, a customer of the Contemplated Business.
Notwithstanding the above, the covenants in this Section 8.7(d) shall not be deemed to prohibit Seller or Parent from acquiring not more than five percent of the outstanding voting capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.
(e)    Non-Solicitation of Employees.
(i)    By Seller or Parent. From the Closing Date until the date [*] thereafter, neither Seller nor Parent shall, and Seller and Parent shall take all action reasonably necessary to ensure that none of their Affiliates shall, unless acting in accordance with Buyer’s prior written consent, directly or indirectly through any Person or contractual arrangement, on their own behalf or on behalf of others, solicit, recruit or hire any person who at any time on or after the Closing Date is a Transferred Employee; provided that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Business Employees, (B) Seller or Parent from soliciting, recruiting or hiring

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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any Business Employee who has ceased to be employed or retained by Buyer or any of its Affiliates for at least [*] or (C) Seller or Parent from soliciting, recruiting or hiring any Business Employee whose employment has been terminated by Buyer or any of its Affiliates without cause.
(ii)    By Buyer. From the Closing Date until the date [*] thereafter, Buyer shall not, and shall take all action reasonably necessary to ensure that none of its Affiliates shall, unless acting in accordance with Seller’s prior written consent, directly or indirectly through any Person or contractual arrangement, on their own behalf or on behalf of others, solicit, recruit or hire any person who at any time on or after the Closing Date is an employee of Seller or its Affiliates; provided that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at employees of Seller or its Affiliates, (B) Buyer from soliciting, recruiting or hiring any employee of Seller or its Affiliates who has ceased to be employed or retained by Seller or any of its Affiliates for at least [*] or (C) Buyer from soliciting, recruiting or hiring any employee of Seller or its Affiliates whose employment has been terminated by Seller or any of its Affiliates without cause.
(f)    Remedies. Each of Seller and Parent, on the one hand, and Buyer, on the other hand, acknowledges that (i) any violation of this Section 8.7 will result in irreparable injury to the other Party, and that damages at law would not be reasonable or adequate compensation to the other Party for a violation of this Section 8.7 and (ii) each Party shall be entitled to seek to have the provisions of this Section 8.7 specifically enforced by preliminary and permanent injunctive relief and such ancillary remedies of an equitable nature as a court may deem appropriate, without the necessity of proving “irreparable harm,” and shall be entitled to recover its reasonable attorney’s fees incurred in connection therewith. Such equitable relief shall be in addition to, and the availability of such equitable relief shall not serve to preclude, any legal remedies that might be available to the Parties. In addition to any other form of equitable or legal relief, in the event that a Party or Parent breaches any of the covenants set forth in this Section 8.7, then the Noncompetition Period with respect to such Party or Parent (and if it is Seller or Parent that has breached, then also with respect to the other) shall be tolled and automatically extended for the period of the breach so that the benefit of the bargain negotiated by the Party suffering such breach may be preserved. Each provision of this Section 8.7 shall be enforceable by the Party receiving the benefit thereof, or any successor or assignee of such Party, against the Party and/or Parent making such covenant, notwithstanding any claim or cause of action asserted by the Party and/or Parent making such covenant against the Party receiving the benefit thereof or any successor of such Party. The existence of any claim, demand, action or cause of action of a Party and/or Parent against the Party benefiting from a covenant contained in this Section 8.7 shall not constitute a defense to the enforcement of any of the covenants contained in this Section 8.7.
(g)    Reformation by Court. In the event that the provisions of this Section 8.7 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum extent permitted by applicable Law.
(h)    Jurisdiction. Each of Seller and Parent intends to and does hereby confer jurisdiction to enforce the covenants set forth in this Section 8.7 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to Section 11.3 and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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in whole or in part, it is the intention of the parties hereto that such determination not bar or in any way adversely affect the right of Buyer to seek equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 8.7, such covenants being, for this purpose, severable into diverse and independent covenants.
8.8    Use of Name.
(a)    Definitions. For purposes of this Section 8.8, the following capitalized terms shall have the following meanings:
(i)    “Branded Labels and Packaging Supply” means the supply of labels and packaging for use with [*] and/or [*] concentrate to be manufactured, sold and distributed to customers of the Business in the ordinary course that include or display one or more of the PuriCore Marks and are included in the Purchased Assets hereunder.
(ii)    “Finished Equipment Inventory” means on-site generation and other equipment assembled but still in inventory and not yet sold or delivered to customers of the Business.
(iii)    “On-Site Equipment” means on-site generation devices and other equipment previously sold or leased and delivered prior to the Closing Date to customers of the Business.
(iv)    “PuriCore Marks” means the name “PuriCore” and/or any service marks, trade names, identifying symbols, logos, emblems, signs, insignia, or other Trademarks related thereto.
(v)    “Replacement Period” means the period beginning on the Closing Date and ending on, as applicable: (A) with respect to Finished Equipment Inventory and related packaging, the date on which the associated equipment is shipped for distribution to the customer; (B) with respect to On-Site Equipment, the first date following the Closing on which Buyer performs on-site service or repair with respect to such equipment.
(b)    Finished Concentrate Labels and Packaging. Seller and Parent hereby acknowledge and agree that labels affixed to finished inventories of [*] and [*] concentrate not yet sold or delivered to customers of the Business, and/or the materials in which such concentrate is packaged, may include or display one or more of the PuriCore Marks, and hereby grant Buyer the right to use such PuriCore Marks for such limited purpose until Buyer’s inventory of such concentrate supplies are fully depleted.
(c)    Finished Equipment Labels and Packaging. Seller and Parent hereby acknowledge and agree that labels affixed to Finished Equipment Inventory, and/or the materials in which such Finished Equipment Inventory is packaged, may include or display one or more of the PuriCore Marks, and hereby grant Buyer the right to use such PuriCore Marks for such limited purpose during the applicable Replacement Period with respect thereto. Buyer agrees that it shall remove, strike over or otherwise obliterate all such PuriCore Marks from such Finished Equipment

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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Inventory, labels and/or packaging materials on or prior to the expiration of the applicable Replacement Period.
(d)    On-Site Equipment Labels. Seller and Parent hereby acknowledge and agree that labels affixed to On-Site Equipment may include or display one or more of the PuriCore Marks, and hereby grant Buyer all rights necessary for the use of such PuriCore Marks for such limited purpose during the applicable Replacement Period with respect thereto. Buyer agrees that it shall remove, strike over or otherwise obliterate all such PuriCore Marks from such labels on or prior to the expiration of the applicable Replacement Period.
(e)    Branded Labels and Packaging Supply. Seller and Parent hereby agree that Buyer may use the Branded Labels and Packaging Supply to affix labels to and package concentrate manufactured, sold and distributed to customers of the Business from and after the Closing Date until such time as the Branded Labels and Packaging Supply is fully depleted, and hereby grant Buyer all rights necessary for the use of such PuriCore Marks for such limited purpose.
(f)    No Other Rights. Buyer agrees that it shall have no right to use of the PuriCore Marks except as expressly set forth in this Section 8.8, and will not at any time hold itself out as having any affiliation with Seller or any of its Affiliates.
8.9    Wrong Pockets. To the extent that it is determined following the Closing that (i) any asset intended hereunder to be a Purchased Asset and to be transferred to Buyer at the Closing was not so transferred, such asset shall promptly be transferred in accordance with the terms of this Agreement, or (ii) any asset intended hereunder to have been an Excluded Asset or otherwise intended not to transfer to Buyer at the Closing was so transferred, Buyer shall promptly re-transfer such asset to Seller. Seller and Buyer shall each attempt in good faith to direct or deliver to the other all incoming mail, telephone or other communications or deliveries which are not received by the appropriate party (that is, Buyer in the case of matters or materials pertaining to the Business or the Purchased Assets or Seller in the case of matters or materials pertaining to any other business of Seller or to Excluded Assets or Excluded Liabilities).
8.10    Access. From and after the Closing, each Party shall, and shall cause its Affiliates to, provide the other Party and its agents with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable advance notice, to the books and records which relate to the Purchased Assets and the Business, and reasonable access, during normal business hours and upon reasonable advance notice, to employees of the other Party and its Affiliates for the purpose of understanding such books and records. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall cause its Affiliates not to, for a period of [*] following the Closing Date, destroy, alter or otherwise dispose of any of the books and records which relate to the Purchased Assets or the Contemplated Business without first offering in writing to surrender to Seller such books and records or any portion thereof which Buyer intends to destroy, alter or dispose of. Unless otherwise consented to in writing by Buyer, Seller shall not, and shall cause its Affiliates not to, for a period of [*] following the Closing Date, destroy, alter or otherwise dispose of any records relating to the Purchased Assets or the Business without first offering in writing to surrender to Buyer such books and records or any portion thereof which Seller intends to destroy, alter or dispose of. Notwithstanding anything in this Agreement to the

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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contrary, but subject to the terms and conditions of Section 8.7 and the Confidentiality Agreement, Seller shall be permitted to retain a copy of all books and records related to the Purchased Assets and the Business for archival purposes.
8.11    No Negotiations. Seller and Parent covenant and agree that, subject to the termination provisions contained herein, from and after the date hereof, neither Seller nor Parent, nor any of their respective officers or directors, nor anyone acting on behalf of Seller, Parent or such Persons, shall, directly or indirectly, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or other equity or interests or similar transaction involving the Contemplated Business (“Acquisition Proposal”). Seller and Parent hereby represent and warrant that they are not engaged in any Acquisition Proposal activities and are not parties to or bound by any agreement or understanding with respect to an Acquisition Proposal other than the sale to Buyer contemplated hereby.
8.12    [*]
8.13    Transfer of Purchased Assets. Seller shall bear all responsibility and costs associated with [*]. Buyer shall bear all other responsibility and costs associated with the transfer of any tangible personal property (including all other [*] other than the one to be transferred by Seller as described in clause (b) of the first sentence of this Section 8.13) included in the Purchased Assets (except for such assets required for Seller to perform under the Transition Services Agreement) from Seller’s premises at or following the Closing to another premises including risk of loss, packaging, transportation, shipping and labor associated therewith. Buyer shall retrieve all tangible personal property included in the Purchased Assets (except for the one [*] to be transferred by Seller, which shall be transferred as contemplated described in clause (b) of the first sentence of this Section 8.13, and such assets required for Seller to perform under the Transition Services Agreement, which shall be governed by the final sentence of this Section 8.13) from Seller’s premises within 60 days of the Closing Date, and any such item of tangible personal property not retrieved by Buyer within such 60-day period may be disposed of by Seller, at Buyer’s expense. Buyer shall retrieve all tangible personal property included in the Purchased Assets and required for Seller to perform under the Transition Services Agreement from Seller’s premises within ten (10) days from the date of expiration or earlier termination of the Transition Services Agreement, and any such item of tangible personal property not retrieved by Buyer within such ten-day period may be disposed of by Seller, at Buyer’s expense.
8.14    [*]

9.	Conditions to Closing.
9.1    Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:
(a)    No Injunction or Challenge. No court or other Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement. There shall not

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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be pending any other Legal Proceedings in which it is sought to restrain or prohibit the sale by Seller or the acquisition by Buyer of the Purchased Assets pursuant to the transactions contemplated by this Agreement or the ability of Buyer or any of its Affiliates to own and operate the Purchased Assets.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(b)    Passing of the Resolution. The Resolution (without material amendment) shall have passed on the date of the General Meeting, as set forth in the Circular.
9.2    Conditions to Obligations of Buyer to Effect the Closing. The obligations of Buyer to effect the Closing are also subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Seller and Parent set forth in this Agreement shall have been true and correct (disregarding all materiality or similar qualifiers contained therein) at and as of the date hereof, and shall be true and correct (disregarding all materiality or similar qualifiers contained therein) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (disregarding all materiality or similar qualifiers contained therein) as of such earlier date, except, in each case, to the extent that any such failures to be so true and correct, whether individually or in the aggregate, have not had, and would not be reasonably expected have, a Material Adverse Effect, and Buyer shall have received certificates signed on behalf of each of Seller and Parent by an executive officer thereof to such effect.
(b)    Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.
(c)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date of this Agreement.
(d)    Other Approvals. Seller shall have obtained and delivered to Buyer such consents, authorizations, approvals or waivers as set forth on Section 9.2(d) of the Disclosure Schedule, and all of such consents, authorizations, approvals and waivers shall remain in full force and effect at and as of the Closing.
(e)    Deliveries. Seller shall have executed (where applicable) and delivered to Buyer each of the items required by Section 3.2.
9.3    Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to effect the Closing are also subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall have been true and correct (disregarding all materiality or similar qualifiers contained therein) at and as of the date hereof, and shall be true and correct (disregarding all materiality or similar qualifiers contained therein) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (disregarding all materiality or similar qualifiers contained therein) as of such earlier date; except, in each case, to the extent that any such failures to be so true and correct, whether individually or in the aggregate, have not had, and would not be reasonably expected

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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have, a material adverse effect on Buyer’s ability to perform its obligations hereunder, and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.
(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.
(c)    Deliveries. Buyer shall have executed (where applicable) and delivered to Seller each of the items required by Section 3.3.

10.	Indemnification.
10.1    Survival.
(a)    Except as set forth in Section 10.1(b), all representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months.
(b)    Notwithstanding the foregoing, the representations and warranties of Seller contained in Sections 4.1 (Corporate Status), 4.2 (Authorization) and 4.18 (Finder’s Fees) and in the first sentence of 4.4 (Assets and Properties), and the representations and warranties of Buyer contained in Sections 5.1 (Organizational Status), 5.2 (Authorization) and 5.4 (Finder’s Fees), in each case shall survive the Closing indefinitely, and the representations and warranties contained in Sections 4.6 (Taxes) and, solely to the extent relating to [*] FDCA matters, the representations and warranties contained in Section 4.17 (Environmental and FDCA Matters), shall survive the Closing until ninety (90) days following the expiration of the applicable statutory period of limitations (including any extensions thereof). The representations and warranties described in this Section 10.1(b) are referred to for all purposes of this Agreement as the “Fundamental Representations”. Notwithstanding anything to the contrary herein, the representations and warranties of Buyer contained in Section 5.6 (Sufficient Funds) shall not survive the Closing.
(c)    The covenants and agreements of the parties set forth in this Agreement which do not contemplated performance after the Closing shall survive the Closing for a period of twenty four (24) months. The covenants and agreements of the parties set forth in this Agreement which by their terms contemplate performance after the Closing shall survive the Closing indefinitely.
(d)    The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a notice of claim for indemnification is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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10.2    By Seller and Parent. Subject to the other provisions of this Section 10, from and after the Closing, Seller and Parent shall, jointly and severally, indemnify, defend, and hold harmless Buyer and its Affiliates and their officers, directors, employees, stockholders and agents (each, an “Indemnified Buyer Party”) from and against any liabilities, claims, demands, judgments, losses, costs, damages, or expenses whatsoever (including reasonable attorneys’ fees and disbursements) of every kind, nature, and description (collectively, “Losses”) that such Indemnified Buyer Party may sustain, suffer, or incur and that result from, arise out of, or relate to (a) any breach of any representation or warranty of Seller or Parent contained in this Agreement, (b) any breach of the covenants of Seller or Parent contained in in this Agreement, (c) any Excluded Asset, or (d) any Excluded Liability.
10.3    By Buyer. Subject to the other provisions of this Section 10, from and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates and their officers, directors, employees, stockholders and agents (each, an “Indemnified Seller Party”) from and against any Losses that such Indemnified Seller Party may sustain, suffer, or incur and that result from, arise out of or relate to (a) any breach of any representation or warranty of Buyer contained in this Agreement, (b) any breach of any covenant or agreement of Buyer contained in this Agreement, (c) any Assumed Liability, or (d) except for any Excluded Liability, any claim or legal action arising out of or relating to the ownership or operation of the Purchased Assets by Buyer from and after the Closing Date and which claim or action first accrues or is based on an event that occurs after the Closing Date; provided, however, that notwithstanding anything to the contrary in this Section 10.3 or Section 2.3, the amount of any Losses recoverable by Seller pursuant to clauses (c) or (d) of this Section 10.3 shall be reduced as and to the extent such Losses were caused by Seller’s breach or default of the terms of the Transition Services Agreement (whether directly or through its representatives acting of its behalf).
10.4    Materiality Disregarded. All materiality qualifications contained in the representations and warranties of the parties hereto set forth in this Agreement (however they may be phrased and including the term “Material Adverse Effect”) shall be taken into account for purposes of this Section 10 solely for purposes of determining whether a breach of, or inaccuracy in, such representation and warranty has occurred and, if such breach or inaccuracy has occurred, all such materiality qualifications shall be ignored and not given any effect for purposes of determining the amount of Losses arising out of or relating to such breach of, or inaccuracy in, such representation and warranty for purposes of this Section 10.
10.5    Limitations on Liability
(a)    Seller and Parent shall not have any obligation to indemnify any Indemnified Buyer Party pursuant to Section 10.2(a) (except for with respect to a breach of a Fundamental Representation) for any individual Loss or group of related Losses unless and until the amount of such Loss or group of Losses exceeds $5,000 (the “Per Claim Threshold”), subject to Sections 10.5(b) and (c), it being understood that any such individual claim or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Threshold Amount has been exceeded. Buyer shall not have any obligation to indemnify any Indemnified Seller Party pursuant to Section 10.3(a) (except for with respect to a breach of a Fundamental Representation) for any individual Loss or group of related Losses unless and until the amount of such Loss or group of Losses exceeds the Per Claim Threshold, subject to Sections

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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10.5(b) and (c), it being understood that any such individual claim or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Threshold Amount has been exceeded.
(b)    Seller and Parent shall not have any obligation to indemnify any Indemnified Buyer Party pursuant to Section 10.2(a) (except for with respect to a breach of a Fundamental Representation) unless and until the aggregate amount of all Losses incurred or sustained by all Indemnified Buyer Parties with respect to which the Indemnified Buyer Parties would otherwise be entitled to indemnification under Section 10.2(a) (but giving effect to Section 10.5(a)) exceeds $150,000 (the “Threshold Amount”), in which case Seller and Parent will be liable for the amount of all such Losses, subject to Section 10.5(c). Buyer shall not have any obligation to indemnify any Indemnified Seller Party pursuant to Section 10.3(a) (except for with respect to a breach of a Fundamental Representation) unless and until the aggregate amount of all Losses incurred or sustained by all Indemnified Seller Parties with respect to which the Indemnified Seller Parties would otherwise be entitled to indemnification under Section 10.3(a) (but giving effect to Section 10.5(a)) exceeds the Threshold Amount, in which case Buyer will be liable for the amount of all such Losses, subject to Section 10.5(c).
(c)    (i) (A) The aggregate liability of Seller and Parent to indemnify the Indemnified Buyer Parties for Losses under Section 10.2(a) (except for with respect to a breach of a Fundamental Representation), shall in no event exceed $2,000,000, and (B) the aggregate liability of Seller and Parent to indemnify the Indemnified Buyer Parties for Losses under Section 10.2 shall in no event exceed the Final Purchase Price, provided that the foregoing limitations shall not apply in the event of the fraud or intentional misrepresentation by Seller. (ii) (A) The aggregate liability of Buyer to indemnify the Indemnified Seller Parties for Losses under Section 10.3(a) (except for with respect to a breach of a Fundamental Representation), shall in no event exceed $2,000,000, and (B) the aggregate liability of Buyer to indemnify the Indemnified Seller Parties for Losses under Section 10.3 shall in no event exceed the Final Purchase Price, provided that the foregoing limitations shall not apply in the event of the fraud or intentional misrepresentation by Buyer.
(d)    The amount of Losses payable under this Section 10 by the Indemnitor shall be reduced (i) by any amounts recoverable by the Indemnitee under insurance policies or from any other Person and (ii) to take account of any Tax benefit of the Indemnitee arising from the incurrence or payment of any such indemnified amount that is actually received by the Indemnitee. Buyer shall seek full recovery under all insurance policies and other collateral sources covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder; provided that nothing herein shall require Buyer to actually recover any such insurance proceeds prior to recovering from Seller and Parent.
(e)    No party hereto shall be obligated to indemnify any other Person with respect to (i) any covenant or condition expressly waived by another party on or prior to the Closing, (ii) any special, incidental or punitive damages or (iii) any Loss with respect to any matter to the extent taken into account in the calculation of the Final Purchase Price. Losses shall be determined without duplication of any other Losses or other amounts payable under this Agreement and no indemnified party shall be entitled to recover more than once for the same Loss or amount paid.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(f)    Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
10.6    Effect of Investigation. The representations, warranties and covenants of the Indemnitor, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its representatives), or by reason of the fact that the Indemnitee or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
10.7    Indemnification Procedures for Third Party Claims.
(a)    Notice. Upon receipt of notice by an Indemnitee of a pending or threatened claim or demand made by any Person against the Indemnitee (a “Third-Party Claim”), such Indemnitee shall notify the Indemnitor in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such Indemnitee of notice of the Third-Party Claim; provided that failure to give such notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. During the sixty (60) day period described in the first sentence of Section 10.7(b), the Indemnitor shall be given access to the books and records in the possession or control of the Indemnitee, upon reasonable prior notice and in a manner that does not interfere with the business or operations of the Indemnitee, which the Indemnitor reasonably deems necessary to determine whether it may be liable under this Section 10 for indemnifiable Losses resulting from such Third-Party Claim; provided, however, that the Indemnitor shall not be given access to any documents or records that in the reasonable determination of the Indemnitee’s legal counsel constitute attorney work product or are subject to an attorney-client or similar privilege.
(b)    Assumption of the Defense. If a Third-Party Claim is made against an Indemnitee, and only if the Indemnitor acknowledges in writing, within sixty (60) days following receipt of the Indemnitees’ written notification of the Third-Party Claim, that any Losses resulting from the Third-Party Claim are indemnifiable Losses for which the Indemnitee is entitled to indemnification from the Indemnitor pursuant to this Section 10 with respect to such Third-Party Claim, then the Indemnitor shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense. If the Indemnitor chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably requested and relevant to such Third-Party Claim, and making employees and other representatives and advisors available as reasonably requested on a mutually convenient basis to provide additional information and explanation of any

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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material provided hereunder. If the Indemnitor assumes the defense of any Third-Party Claim, the Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of guilt, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnitee from all liability in respect of such Third-Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnitee other than solely the payment of money damages for which the Indemnitee will be indemnified hereunder. The Indemnitee shall not enter into any settlement or compromise or consent to the entry of any judgment with respect to a Third-Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned, or delayed).
10.8    Notice of Non-Third Party Claims. The Indemnitee will notify the Indemnitor in writing as promptly as reasonably practicable after the Indemnitee’s discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third-Party Claim; provided that failure to give such notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall specify in reasonable detail each individual item of Loss, the basis for any anticipated liability and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related and if determinable the computation of the amount to which the Indemnitee claims to be entitled hereunder.

11.	General Matters.
11.1    Termination.
(a)    This Agreement may be terminated at any time prior to Closing:
(i)    by mutual written consent of Buyer and Seller;
(ii)    by Buyer or Seller if
(A)    the Closing does not occur on or before October 31, 2016 (the “Termination Date”); provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or
(B)    a Governmental Body shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order or other action is final and non-appealable;
(iii)    by Buyer if

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(A)    any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer;
(B)    there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or 9.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, (1) Buyer has given written notice of such breach to Seller, (2) Seller actively pursues a cure, and (3) such breach is not cured prior to the Termination Date; or
(C)    (1) all of the conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 3.01 (except for those conditions that by their terms are to be satisfied at the Closing), (2) Seller causes the Closing to not be consummated on the day that the Closing should have been consummated in accordance with Section 3.01 and (3) Seller causes the Closing to not be consummated within three (3) Business Days following its receipt of written notice from Buyer requesting such consummation.
(iv)    by Seller if
(A)    any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;
(B)    there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or 9.3(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, (1) Seller has given written notice of such breach to Buyer, (2) Buyer actively pursues a cure, and (3) such breach is not cured prior to the Termination Date; or
(C)    (1) all of the conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 3.01 (except for those conditions that by their terms are to be satisfied at the Closing), (2) Buyer causes the Closing to not be consummated on the day that the Closing should have been consummated in accordance with Section 3.01 and (3) Buyer causes the Closing to not be consummated within three (3) Business Days following its receipt of written notice from Seller requesting such consummation; it being understood that, notwithstanding anything to the contrary herein, Buyer shall be deemed to have caused the Closing to not be consummated if all other conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived in accordance with this Agreement and Buyer fails to deliver for any reason any portion of the Initial Purchase Price at the Closing, at the time the Closing should have been consummated in accordance with Section 3.01 or within three (3) Business Days following its receipt of the notice described in clause (3) above.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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(b)    The Party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.
(c)    In the event of termination of this Agreement as provided in Section 11.1(a), this Agreement shall immediately become null and void and except as provided in Section 11.1(d) there shall be no liability or obligation on the part of Seller, Parent or Buyer or their respective officers, directors, stockholders or Affiliates; provided, however, the provisions of Sections 8.3, 8.5, 11.1, 11.2, 11.3, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.12 and 11.13 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
(d)    Any Party terminating this Agreement pursuant to Section 11.1(a)(iii) or 11.1(a)(iv) shall have the light to recover damages (including reasonable attorney’s fees and other costs and expenses, including with respect to the enforcement of this Section 11.2(d)) sustained or incurred by such Party as a result of any willful and material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud. In addition to any other remedies possessed by Seller under this Agreement, if Seller terminates this Agreement pursuant to Section 11.1(a)(iv) other than as a result of the condition precedent set forth in Section 9.1(b) not having been met, Seller shall be entitled to a distribution of the Deposit Amount by the Depository Bank to Seller in accordance with a joint written instruction executed by Buyer and Seller or otherwise in accordance with the procedures set forth in the Deposit Agreement. In addition to any other remedies possessed by Buyer under this Agreement, if Buyer terminates this Agreement pursuant to Section 11.1(a)(iii)(A) or Section 11.1(a)(iii)(B) as a result of the condition precedent set forth in Section 9.1(b) not having been met, (x) Buyer shall be entitled to the return of the Deposit Amount from the Depository Bank to Buyer in accordance with a joint written instruction executed by Buyer and Seller or otherwise in accordance with the procedures set forth in the Deposit Agreement, and additionally (y) Buyer shall be entitled to reimbursement by Seller for all out-of-pocket costs and expenses, including legal, accounting and other due diligence costs and expenses, actually incurred by Buyer in connection with the negotiation, execution, delivery, administration, performance and enforcement of this Agreement, and Seller shall reimburse Buyer for all such costs and expenses within five (5) Business Days of Buyer providing written evidence thereof; provided, however, that notwithstanding the foregoing, in no event shall Seller’s costs and expenses reimbursement obligation exceed $300,000.
11.2    Contents of Agreement. This Agreement which includes the Disclosure Schedule, all other schedules hereto and the Exhibits hereto, together with the other Transaction Documents and the Confidentiality Agreement, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior Contracts or understandings between the parties hereto regarding those matters.
11.3    Amendment, Parties in Interest, Assignment, Miscellaneous. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
53.

parties hereto. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective successors and permitted assigns, except as provided in Section 10. No party hereto shall assign this Agreement or any right, benefit, or obligation hereunder without prior written consent of the other parties; provided, however, that notwithstanding the foregoing, Buyer shall be permitted to assign, convey or transfer any legal or beneficial interest in this Agreement to any of its Affiliates without the consent of the other parties, but no such assignment by Buyer to its Affiliate shall relieve Buyer of its obligations hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. Neither the failure nor the delay by any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of any such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a party hereto shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.
11.4    Further Assurances. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions contemplated by this Agreement.
11.5    Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (d) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Disclosure Schedule, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under U.S. generally accepted accounting principles. Any reference to a party’s being satisfied with any particular item or to a party’s determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.
11.6    Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or email), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof Each such copy (or facsimile) shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
54.

11.7    Negotiated Agreement. The parties hereto hereby acknowledge that the terms and language of this Agreement were the result of negotiations between such parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
11.8    Remedies. Except in the case of fraud or willful breach, the rights of Parties under Section 8.7(1) and of the Parties under Sections 10 and 11.1(d), are the sole and exclusive rights and remedies that the Parties hereto have at law or in equity or otherwise for any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant hereunder on the part of any party. Nothing in this Section 11.8 shall limit the rights of the Parties to specific performance of the other parties’ obligations hereunder in accordance with Section 11.11.
11.9    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:
If to Seller:
PuriCore, Inc.
508 Lapp Rd.
Malvern, PA 19355
Attn: Chief Financial Officer
Facsimile- [*]
Email: [*]
with a required copy to (which shall not be considered notice):
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: [*]
Facsimile- [*]
Email: [*]
If to Parent:
c/o PuriCore, Inc.
508 Lapp Rd.
Malvern, PA 19355

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
55.

Attn: Chief Financial Officer
Facsimile:
Email: [*]
with a required copy to (which shall not be considered notice):
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: [*]
Facsimile: [*]
Email: [*]
If to Buyer:
Chemstar Corp.
120 Interstate West Parkway, Suite 100
Lithia Springs, GA 30122
Attn: [*]
Email- [*]
with a required copy to (which shall not be considered notice):
Arnall Golden Gregory LLP
171 17th Street NW
Suite 2100
Atlanta, GA 30363
Attn: [*]
Facsimile- [*]
Email: [*]
11.10    Attorneys’ Fees. Should any litigation be commenced concerning this Agreement or the rights and duties of any party hereto with respect to it, except as otherwise contemplated under Section 8.7(f), Section 10 or Section 11.1(d), each party shall bear its own expenses and costs incurred in connection with such litigation.
11.11    Specific Performance. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled, without having to post any bond (and without the necessity of proving the inadequacy as a remedy of money damages), to specific performance of the terms hereof, in addition to any other remedy at Law or equity. The Parties further agree that (x) by seeking the remedies provided for in this Section 11.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.11 are not available or otherwise are not granted (or, if such remedies are granted, the right to reimbursement of its costs and expenses relating to such enforcement actions) and (y) nothing contained in this Section 11.11 shall require any Party to

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.11 before exercising any termination right under Section 11.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.11 or anything contained in this Section 11.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 11.1 or pursue any other remedies under this Agreement that may be available then or thereafter.
11.12    Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflicts of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the substantive Laws of any jurisdiction other than the State of Delaware.
11.13    Consent to Jurisdiction. Each party hereto, including Parent, irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), for the purposes of any action arising out of this Agreement or the Transaction Documents or any transaction contemplated hereby or thereby, and agrees to commence any such action only in such courts. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, and Parent further hereby agrees that service of any process, summons, notice or document to the Secretary of State of the State of Delaware by any means acceptable under applicable Law shall be effective service of process for any such action. Each party hereto, including Parent, irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO, INCLUDING PARENT, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
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Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.
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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first written above.

SELLER:

PURICORE, INC.

By:	/s/ Marell Thorell
Name:	Marella Thorell
Title:	Chief Operating Officer and Chief Financial Officer

BUYER:

CHEMSTAR CORP.

By:	/s/ Dan Barney
Name:	Dan Barney
Title:	Chief Executive Officer
Solely for purposes of Sections 4, 6.1, 8.7, 8.8, 8.11, 10 and 11:

PARENT:

PURICORE PLC

By:	/s/ Alex Martin
Name:	Alex Martin
Title:	Chief Executive Officer and Executive Director

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.